AMENDED AND RESTATED

                           PURCHASE AND SALE AGREEMENT

                          DATED AS OF FEBRUARY 14, 1997

                                 BY AND BETWEEN

                           ENRON LIQUIDS HOLDING CORP.
                                    as Seller

                                       AND

                               KINDER MORGAN, INC.
                                    as Buyer

                                Table of Contents



     ARTICLE 1..........................................-1-

     ARTICLE 2..........................................-5-

         2.1  PURCHASE AND SALE.........................-5-
         2.2  PURCHASE PRICE............................-6-
         2.3  ADJUSTMENTS TO THE PURCHASE PRICE.........-6-
         2.4  STATEMENT.................................-7-
         2.5  POST-CLOSING ADJUSTMENTS TO THE
              PURCHASE PRICE............................-7-

     ARTICLE 3..........................................-8-

         3.1  TIME AND PLACE OF CLOSING.................-8-
         3.2  DELIVERIES BY SELLER AND BUYER AT OR
              PRIOR TO CLOSING..........................-8-

     ARTICLE 4..........................................-9-

         4.1  ORGANIZATION AND GOOD STANDING OF
              SELLER AND ELPC...........................-9-
         4.2  QUALIFICATION.............................-9-
         4.3  CAPITALIZATION OF ELPC....................-9-
         4.4  AUTHORIZATION OF AGREEMENT; NO
              VIOLATION; NO CONSENTS....................-9-
         4.5  GOVERNMENTAL CONSENTS....................-10-
         4.6  ENFORCEABILITY...........................-10-
         4.7  BALANCE SHEET............................-10-
         4.8  ABSENCE OF CHANGES.......................-10-
         4.9  CONTRACTS................................-11-
         4.10 SUITS....................................-11-
         4.11 COMPLIANCE WITH LAWS.....................-11-
         4.12 TAX MATTERS..............................-11-
         4.13 CONDITION OF THE ASSETS; PREFERENTIAL
              RIGHTS TO PURCHASE.......................-12-
         4.14 EMPLOYEES AND EMPLOYEE BENEFIT PLANS
              AND POLICIES.............................-12-
         4.15 EMPLOYEE MATTERS.........................-13-
         4.16 PUBLIC FILINGS...........................-14-
         4.17 BROKERS..................................-14-
         4.18 SUITS AGAINST THE PARTNERSHIPS...........-14-

     ARTICLE 5.........................................-14-

         5.1  ORGANIZATION AND GOOD STANDING...........-14-
         5.2  AUTHORIZATION OF AGREEMENT; NO
              VIOLATION; NO CONSENTS...................-15-
         5.3  GOVERNMENTAL CONSENTS....................-15-
         5.4  ENFORCEABILITY...........................-15-
         5.5  SUITS....................................-15-
         5.6  FINANCING................................-15-
         5.7  VALUE OF BUYER'S ASSETS..................-15-
         5.8  PERFORMANCE OF OBLIGATIONS...............-15-

         5.9  BROKERS..................................-16-

     ARTICLE 6.........................................-16-

         6.1  COMMERCIALLY REASONABLE EFFORTS..........-16-
         6.2  CONDUCT OF BUSINESS PRIOR TO THE
              EFFECTIVE TIME...........................-16-
         6.3  DIVIDENDS................................-16-
         6.4  CREDIT RATING; LETTERS OF CREDIT.........-16-
         6.5  ACCESS...................................-17-
         6.6  TRANSITION SERVICES......................-17-
         6.7  COMPUTER SOFTWARE........................-17-
         6.8  RECORDS: ACCESS AND RETENTION............-18-
         6.9  NAMES....................................-18-
         6.10 EMPLOYMENT MATTERS.......................-19-
         6.11 SUPPLEMENTS TO SCHEDULES.................-21-
         6.12 SELLER'S PROPERTY LOCATED ON EASEMENTS
              AFTER CLOSING............................-21-
         6.13 CURRENT REPORT ON FORM 8-K...............-22-
         6.14 BUSINESS OPPORTUNITIES...................-22-
         6.15 SALE OF TRANSFERRED LP UNITS.............-23-
         6.16 RETAINED LITIGATION......................-23-

     ARTICLE 7.........................................-23-

         7.1  SECTION 338(H)(10) ELECTIONS.............-23-
         7.2  PREPARATION OF TAX RETURNS;
              RESPONSIBILITY FOR TAXES.................-24-
         7.3  ACCESS TO INFORMATION....................-25-
         7.4  TRANSFER TAXES...........................-26-
         7.5  TAX SHARING AGREEMENTS...................-26-
         7.6  NON-FOREIGN PERSON AFFIDAVIT.............-26-
         7.7  ASSISTANCE AND COOPERATION...............-26-

     ARTICLE 8.........................................-26-

         8.1  REPRESENTATIONS..........................-27-
         8.2  PERFORMANCE..............................-27-
         8.3  PENDING MATTERS..........................-27-
         8.4  ASSUMPTION OF ENRON CORP. OBLIGATIONS....-27-
         8.5  RETURN OF ENRON GUARANTY.................-27-
         8.6  BANK ONE CONSENT.........................-27-
         8.7  SALE OF TRANSFERRED LP UNITS.............-27-

     ARTICLE 9.........................................-27-

         9.1  REPRESENTATIONS..........................-27-
         9.2  PERFORMANCE..............................-27-
         9.3  PENDING MATTERS..........................-28-
         9.4  RESIGNATION OF OFFICERS AND DIRECTORS....-28-
         9.5  SALE OF TRANSFERRED LP UNITS.............-28-

     ARTICLE 10........................................-28-

         10.1 TERMINATION AT OR PRIOR TO CLOSING.......-28-
         10.2 EFFECT OF TERMINATION....................-28-

     ARTICLE 11........................................-28-

         11.1 INDEMNIFICATION BY BUYER.................-28-
         11.2 INDEMNIFICATION BY SELLER................-29-
         11.3 LIMITATION ON DAMAGES; SURVIVAL OF
              REPRESENTATIONS..........................-29-
         11.4 NOTICE OF ASSERTED LIABILITY;
              OPPORTUNITY TO DEFEND....................-31-
         11.5 EXCLUSIVE REMEDY.........................-31-
         11.6 NEGLIGENCE AND STRICT LIABILITY WAIVER...-31-

     ARTICLE 12........................................-32-

         12.1 APPLICABLE LAW; ALTERNATIVE DISPUTE
              RESOLUTION...............................-32-
         12.2 EXPENSES.................................-33-
         12.3 INDEPENDENT INVESTIGATION................-33-
         12.4 DISCLAIMER REGARDING ASSETS..............-33-
         12.5 WAIVER OF TRADE PRACTICES ACTS...........-33-
         12.6 NO THIRD PARTY BENEFICIARIES.............-34-
         12.7 WAIVER...................................-35-
         12.8 ENTIRE AGREEMENT; AMENDMENT..............-35-
         12.9 NOTICES..................................-35-
         12.10 NO ASSIGNMENT...........................-36-
         12.11 SEVERABILITY............................-36-
         12.12 PUBLICITY...............................-36-
         12.13 CONSTRUCTION............................-36-
         12.14 COUNTERPARTS............................-36-
         12.15 FURTHER ASSURANCES......................-37-
         12.16 PAYMENT OF FUNDS........................-37-
         12.17 CERTAIN INTERPRETIVE MATTERS............-37-

     AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

     THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of February 14, 1997, is between ENRON LIQUIDS HOLDING CORP., a Delaware corporation ("Seller"), as seller, and KINDER MORGAN, INC., a Delaware corporation ("Buyer"), as buyer. Buyer was previously known as "KC Liquids Holding Corporation" but has changed its corporate name to "Kinder Morgan, Inc."

     WHEREAS, Seller owns all of the outstanding capital stock of Enron Liquids Pipeline Company, a Delaware corporation ("ELPC");

     WHEREAS, ELPC is the general partner of Enron Liquids Pipeline, L.P., Enron Liquids Pipeline Operating Limited Partnership, and Enron Transportation Services, L.P. with approximately an aggregate 2% general partner interest and approximately a 13% limited partner interest in Enron
Liquids Pipeline, L.P.;

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the ELPC Shares (as defined below) pursuant to the terms of this Agreement;

     WHEREAS, pursuant to the terms of a Purchase and Sale Agreement dated January 8, 1997, between Buyer and Seller (the "Prior Contract"), Seller agreed to sell to Buyer and Buyer agreed to acquire from Seller the ELPC Shares;

     WHEREAS, the parties have determined that it is necessary and appropriate to supersede and replace the Prior Contract in order to implement certain agreed changes thereto, including the modification of certain representations and warranties contained in the Prior Contract; and

     WHEREAS, as of the date hereof, this Agreement replaces and supersedes the Prior Contract in all respects;

     NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     "Acquired Employees" or "Acquired Employee" shall have the meaning given such term in Section 6.10.

     "Adjusted Purchase Price" shall have the meaning given such term in Section 2.2.

     "Affiliate" shall mean with respect to any Person, any Person which directly or indirectly, controls, is controlled by, or is under a common control with such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and with respect to any ERISA regulated Benefit Plan shall have the meaning ascribed thereto in
Section 414 of the IRC and the rules and regulations thereunder.

     "API" shall have the meaning given such term in the Partnership Agreement of ELPLP.

     "Applicable Period" shall have the meaning set forth in the Omnibus Agreement.

     "Balance Sheets" shall have the meaning given such term in Section 4.7.

     "Benefit Plans" shall mean collectively, the Plans and each other plan, contract, or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, hospitalization or medical expenses or insurance for any officer, consultant, director or employee associated with ELPC's Business and/or their covered dependents (other than directors' and officers' liability policies), whether or not insured.

     "Buyer Controlled Group" shall have the meaning given such term in Section 6.10.

     "Buyer Indemnitees" shall have the meaning given such term in Section 11.2.

     "Buyer Material Adverse Effect" shall mean any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or circumstances of Buyer.

     "Closing" shall have the meaning given such term in Section 3.1.

     "Closing Date" shall have the meaning given such term in Section 3.1.

     "Contracts" shall have the meaning given to such term in Section 4.9.

     "Customary Post Closing Consents" shall mean consents and approvals from Governmental Authorities or third parties that are customarily obtained after Closing in connection with transactions similar in nature to the transactions contemplated hereby.

     "Effective Time" shall mean 11:59 p.m. on the Closing Date.

     "ELPC's Business" shall mean the conduct, direction and management of ELPLP, ELPOLP, ETS and ENGL pursuant to the terms of the Partnership Agreements.

     "ELPC Shares" shall mean all of the issued and outstanding shares of common stock, par value $10.00 per share, of Enron Liquids Pipeline Company, a Delaware corporation.

     "ELPLP" shall mean Enron Liquids Pipeline, L.P.

     "ELPOLP" shall mean Enron Liquids Pipeline Operating Limited Partnership.

     "ELSC" shall mean Enron Liquid Services Corp., a Delaware corporation.

     "ENGL" shall mean Enron Natural Gas Liquids
Corporation.

     "Employee Schedule" shall have the meaning given such term in Section 6.10.

     "Encumbrance" shall mean any lien, pledge, condemnation proceeding, claim, restriction, security interest, mortgage or similar encumbrance.

     "Environmental Laws" shall mean, as to any given asset, all laws, statutes, ordinances, rules and regulations of any Governmental Authority pertaining to protection of the environment or human health in effect as of the date hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

     "ETS" shall mean Enron Transportation Services, L.P.

     "Excluded Affiliate" shall mean those Affiliates which Enron Corp. or its Affiliates own less than 80% of the outstanding common stock, partnership interest or joint venture interest, as the case may be.

     "FTC" shall mean the United States Federal Trade Commission.

     "GAAP" shall mean generally accepted accounting principles.

     "General Partner Interest" shall mean the 1% general partner interest in ELPLP and the 1.0101% general partner interest in each of ELPOLP and ETS.

     "Governmental Authority" shall mean the United States and any state, county, city or other political subdivision, agency, department, board, court or instrumentality that exercises jurisdiction over the asset or entity in question.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant thereto.

     "Income Taxes" shall mean federal income taxes as provided in IRC ss.11, alternative minimum tax as provided in IRC ss.55, and any state taxes measured by net income, and any interest and penalties thereon.

     "IRC" shall mean the Internal Revenue Code.

     "JAMS" shall mean Judicial Arbitration & Mediation Services, Inc.

     "Knowledge" or "known" or any similar term shall mean the actual  knowledge
of  such  person's   executive  officers  and  key  operational  and  management personnel.

     "Law" shall mean any statute, law, ordinance, rule, regulation or order of any Governmental Authority.

     "Letter of Credit" shall mean an irrevocable standby letter of credit issued by a bank acceptable to Enron Corp. for the benefit of Enron Corp. in an amount equal to Enron Corp.'s maximum remaining liability (measured from time to time) for the purchase of APIs during the "Support Period" (as defined in the ELPLP Partnership Agreement) having an expiry date of November 21, 1997.

     "Limited Partner Interest" shall mean the 860,000 limited partner units in ELPLP, which represents approximately a 13% limited partner interest in ELPLP, and includes the Retained LP Units and the Transferred LP Units.

     "Losses" shall have the meaning given such term in Section 11.1

     "Net Worth Note" shall mean that certain demand promissory note of Enron Corp. payable to ELPC in the original principal amount of $14.5 million.

     "Omnibus Agreement" shall mean that certain Omnibus Agreement, dated as of August 6, 1992, among Enron Corp., ELPLP, ETS, ELPOLP and ELPC, as amended.

     "Partnership Agreements" shall mean the agreements of limited partnership, as amended from time to time, of ELPLP, ELPOLP and ETS.

     "Past Service" shall have the meaning given such term in Section 6.10.

     "Pension Plan" shall mean any "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA which is maintained by, or otherwise contributed to or sponsored by, Seller or any ERISA Affiliate for the benefit of the employees associated with ELPC's Business.

     "Plan" shall mean any  "employee  benefit  plan" as such term is defined in
Section 3(3) of ERISA which is maintained by, or otherwise contributed to or sponsored by, Seller or any ERISA Affiliate for the benefit of the employees associated with ELPC's Business.

     "Purchase Price" shall have the meaning given such term in Section 2.2.

     "Records" shall have the meaning given such term in Section 6.8.

     "Retained Liabilities" shall mean the liabilities, duties and obligations of ELPC described on Exhibit A.

     "Retained LP Units" shall mean the 431,000 limited partner units in ELPLP which will be owned by ELPC after sale of the Transferred LP Units.

     "Seller Group" shall have the meaning given such term in Section 7.1.

     "Seller  Indemnitees"  shall  have the  meaning  given such term in Section
11.1.

     "Seller Material Adverse Effect" shall mean any material and adverse effect on the use, ownership or operation of ELPC and ELPC's Business, taken as a whole.

     "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other obligations of the same or of a similar nature to any of the foregoing.

     "Tax Returns" all returns and reports of or with respect to any federal, state or other tax which are required to be filed with respect to ELPC.

     "Transfer Taxes" shall mean all transfer Taxes (excluding Taxes measured by net income), including without limitation sales, use, excise (including excise Taxes on petroleum, products of petroleum, petrochemicals and other taxable substances), stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes, filing fees and similar charges.

     "Transferred LP Units" shall mean the 429,000 limited partner units in ELPLP which will be sold by ELPC prior to Closing.

                                    ARTICLE 2
                                PURCHASE AND SALE

     2.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (i) Seller agrees to sell to Buyer the ELPC Shares for the payment to Seller equal to the Purchase Price, and Buyer agrees to purchase from Seller the ELPC Shares for the Purchase Price.

     2.2 Purchase Price. Buyer agrees to pay an aggregate amount to Seller of $21,744,981 (the "Purchase Price"), as adjusted at Closing pursuant to Section
2.3 of this Agreement (the "Adjusted Purchase Price") by means of a completed Federal Funds wire transfer of immediately available funds to an account designated by Seller.

     2.3 Adjustments to the Purchase Price. (a) The Purchase Price shall be increased by the following amounts:

         (i) All capital contributions, including the purchase by ELPC of APIs, if any, required to be made pursuant to the Partnership Agreement of ELPLP, made by ELPC with respect to any of the General Partner Interests, which are attributable to the period of time from and after January 8, 1997 to the Effective Time;

         (ii) all pre-paid items that are attributable to ELPC as of the Effective Time, such prepaid items to be determined in accordance with GAAP and in a manner consistent with the accounting practices used in preparing the historical Balance Sheet, and such increase will be made only to the extent the prepaid items have not been distributed to Seller in connection with the transfer of ELPC's current assets to Seller as contemplated in
     Section 6.3;

         (iii) the pro rata portion of any distributions payable by ELPLP, ELPOLP or ETS on the General Partner Interests and the Retained LP Units after the Closing that are attributable to the fourth quarter of 1996 (unless such amount is dividended to Seller pursuant to Section 6.3) and the first quarter of 1997;

         (iv) the distribution payable by ELPLP on the Transferred LP Units after the Closing that are attributable to the fourth quarter of 1996 (unless such amount is dividended to Seller pursuant to Section 6.3);

         (v) if the distribution on the Transferred LP Units with respect to the first quarter of 1997 exceeds $.63 per Transferred LP Unit, then an amount equal to (.5) * (x - $.63) * (429,000) where x equal the distribution per Transferred LP Unit with respect to the first quarter of 1997;

         (vi) the amount, if any, of fees, royalties and charges of third parties incurred by Seller or its Affiliates to obtain consents, additional licenses or sublicenses and other documentation necessary for Seller or its Affiliates to transfer, assign or license to Buyer such software determined by Seller and Buyer as necessary for Buyer to operate ELPC's Business; and

         (vii) any other amount specifically provided for in this Agreement or agreed upon in writing by Buyer and Seller.

     (b) The Purchase Price shall be decreased by any amount specifically provided for in this Agreement or agreed upon in writing by Buyer and Seller.

     (c) The adjustments described in Sections 2.3(a) and (b) are hereinafter referred to as the "Purchase Price Adjustments".

     2.4 Statement. Not later than three (3) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Statement") of the estimated Purchase Price Adjustments and the estimated Adjusted Purchase Price ("Estimated Adjusted Purchase Price"). At Closing, Buyer shall pay the Estimated Adjusted Purchase Price.

     2.5 Post-Closing Adjustments to the Purchase Price. (a) On or before ninety
(90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Statement setting forth the actual Purchase Price Adjustments. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Statement in order to permit Buyer to perform or cause to be performed an audit. The revised Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Buyer (the "Final Settlement Date") unless Buyer gives written notice of its disagreement ("Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the parties on, and the Final Settlement Date shall be, the earlier of (i) the date Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date on which the Final Statement (as hereinafter defined) is issued by the Arbitrator (as hereinafter defined).

     (b) During the thirty (30) days following the date of receipt by Seller of the Notice of Disagreement, Seller and Buyer shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If, at the end of such 30 day period (or earlier by mutual agreement to arbitrate), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute may be submitted to an arbitrator (the "Arbitrator") by either party for review and resolution. The Arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing. Each party shall, not later than seven (7) business days prior to the hearing date set by the Arbitrator, submit a brief with dollar figures for settlement of the disputes as to the amount of the Adjusted Purchase Price (together with a proposed Statement that reflects such figures). The figures submitted need not be the figures offered during prior negotiations. The hearing will be scheduled seven (7) business days following submission of the settlement figures, or as soon thereafter as is acceptable to the Arbitrator, and shall be conducted on a confidential basis without continuance or adjournment. The Arbitrator shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) within three (3) business days after the conclusion of the hearing, unless the parties reach agreement prior thereto and withdraw the dispute from arbitration. The Arbitrator shall provide to the parties explanations in writing of the reasons for its decisions regarding the Adjusted Purchase Price and shall issue the Final Statement reflecting such decisions. The decision of the Arbitrator shall be final and binding on the parties. The cost of any arbitration (including the fees and expenses of the Arbitrator) pursuant to this Section 2.5 shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The fees and disbursements of Seller's independent auditors incurred in connection with the procedures performed with respect to the Statement shall be borne by the Seller and the fees and disbursements of Buyer's independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement the term "Final Statement" shall mean the revised Statement described in Section 2.5(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the parties with respect thereto, or if submitted to the Arbitrator, the Statement issued by the Arbitrator.

     (c) If the amount of the Adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the Estimated Adjusted Purchase Price paid at Closing, then Buyer shall pay to Seller, within five (5) business days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the Estimated Adjusted Purchase Price paid at Closing. If the amount of the Adjusted Purchase Price as set forth on the Final Statement is less than the amount of the Estimated Adjusted Purchase Price paid at Closing, then Seller shall pay to Buyer, within five (5) business days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Statement is less than the amount of the Estimated Adjusted Purchase Price paid at Closing. Any post-Closing payment made pursuant to this Section 2.5(c) shall be made by means of a Federal Funds wire transfer of immediately available funds to a bank account designated by the party receiving the funds.

                                    ARTICLE 3
                                     CLOSING

     3.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. in the offices of Seller at 1400 Smith Street, Houston, Texas 77002, on the last business day of the month in which all conditions set forth in Articles 8 and 9 have been satisfied or waived by the appropriate party (the "Closing Date"), and shall be effective as of the Effective Time; provided, however, that the parties shall have the right to delay the Closing until February 28, 1997.

     3.2 Deliveries by Seller and Buyer at or Prior to Closing.  At the Closing,
(i) Seller and Buyer will execute and deliver, or cause their respective Affiliates to execute and deliver, the agreement referred to in Section 8.4(i),
(ii) Seller will deliver to Buyer stock certificates representing all of the ELPC Shares endorsed in blank or accompanied by duly executed assignment documents, (iii) Seller and ELPC will execute and deliver an assignment and assumption agreement, in substantially the form of Exhibit B attached hereto, pursuant to which the accounts receivable and Retained Liabilities will be assigned to, and assumed by, Seller; (iv) if agreed to by the parties, Seller and Buyer will execute and deliver an agreement regarding transition services in a form mutually agreeable to the parties, (v) Buyer shall deliver to Seller the Letter of Credit, and (vi) Buyer will deliver to Seller the estimated Adjusted Purchase Price.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     4.1 Organization and Good Standing of Seller and ELPC. Each of Seller and ELPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted. On or before the date hereof Seller has delivered to Buyer true and complete copies of the charter and bylaws of ELPC, each as amended to date and presently in effect. Section 4.1 of the Disclosure Schedule lists the officers and directors of ELPC.

     4.2 Qualification. Except as set forth in Section 4.2 of the Disclosure Schedule ELPC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of ELPC's Business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.

     4.3 Capitalization of ELPC. Section 4.3 of the Disclosure Schedule sets forth for ELPC, the number of authorized shares of its capital stock, the number of issued and outstanding shares of its capital stock and the owner thereof. The issued and outstanding capital stock of ELPC has been duly authorized, validly issued, fully paid and is nonassessable. There are no preemptive rights with respect to the issuance of the shares of capital stock of ELPC. There are no outstanding options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require ELPC to issue, sell or otherwise cause to become outstanding any of such entity's capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of ELPC.

     4.4 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Seller. Seller has the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby (a) will conflict with, result in a breach, default or violation of, require consent of any third party or give rise to a right of acceleration, termination, option to purchase or sell any asset or otherwise adjust any material term (e.g., any price or interest rate) (with or without notice, lapse of time, or both) under (i) the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of Seller or ELPC or under the Partnership Agreements, or (ii) to the knowledge of Seller, any judgment, decree, order, governmental permit, certificate, license, law, statute, rule, regulation or material contract or agreement to which Seller or ELPC is a party or is subject, or to which ELPC's Business is subject, except for (A) Customary Post-Closing Consents, and (B) any conflict, breach, default, violation, or consent that would not have, individually or in the aggregate, a Seller Material Adverse Effect, or (b) will result in the creation of any Encumbrance on the ELPC Shares, the General Partnership Interests or the Limited Partner Interests or other assets of ELPC, ELPLP, ELPOLP, ETS or ENGL.

     4.5 Governmental Consents. To the knowledge of Seller and except as set forth on Section 4.5 of the Disclosure Schedule, no consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by Seller or Seller's performance of the terms of this Agreement or the validity or enforceability hereof against Seller, except for Customary Post-Closing Consents.

     4.6 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

     4.7 Balance Sheet. Section 4.7 of the Disclosure Schedule sets forth the unaudited historical and pro forma balance sheets as of September 30, 1996 of ELPC (the "Balance Sheets"). In the opinion of management of Seller, the historical Balance Sheet has been prepared in accordance with GAAP, except as stated therein, and fairly presents in all material respects the financial position of ELPC at September 30, 1996, and (ii) the pro forma Balance Sheet includes adjustments, as stated therein, contemplated by this Agreement.

     4.8 Absence of Changes. Except as set forth in Section 4.8 of the Disclosure Schedule, since September 30, 1996:

     (a) there has not been any Seller Material Adverse Effect;

     (b) there has been no issuance by ELPC of any shares of its capital stock, or any repurchase or redemption by it of any shares of its capital stock;

     (c) there has been no merger or consolidation of ELPC with any other person or any acquisition by any such entity of the stock or business of any other person;

     (d) there has not been any sale, lease or other disposition of properties or assets of ELPC, other than those in the ordinary course of business that have not resulted in a Seller Material Adverse Effect;

     (e) there has been no borrowing of funds, agreement to borrow funds or guaranty by ELPC, other than loans or guaranties in the ordinary course of business for the benefit of ELPLP, ELPOLP, ETS or ENGL, and transactions with Seller or its Affiliates (other than ELPLP, ELPOLP, ETS and ENGL), which transactions with Seller or its Affiliates will be settled at Closing;

     (f) there has been no creation or imposition of any Encumbrance on the General Partner Interests or the Limited Partner Interests, other than pursuant to the Partnership Agreements;

     (g) ELPC has not made or entered into any employment, consulting, severance or indemnification agreement with any employees, nor has ELPC incurred or entered into any collective bargaining agreement or other obligation to any labor organization or employee;

     (h) there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby;

     (i) ELPC and ELPC's Business have been operated and conducted only in the ordinary course of business.

     4.9 Contracts. (a) Section 4.9 of the Disclosure Schedule includes a list of all contracts and agreements to which ELPC is a party in its own behalf, and not solely as the general partner of ELPLP, ELPOLP or ETS (the "Contracts"), except that the provisions of paragraph (b) of this Section 4.9 shall not apply to those items marked with an asterisk in Section 4.9 of the Disclosure Schedule.

     (b) Each such Contract is in full force and effect, except where the failure to be in full force and effect is not reasonably likely to have a Seller Material Adverse Effect. ELPC has in all respects performed all material obligations required to be performed by it to date under the Contracts, and is not in default under any material obligation of any such contracts and no circumstance or condition exists which with notice or lapse of time, or both, would constitute a default under any such contract. To the knowledge of Seller, no other party to any Contract is in default thereunder.

     4.10 Suits. Except as set forth in Section 4.10 of the Disclosure Schedule, there is no legal, administrative or arbitration proceeding pending or, to the knowledge of Seller, threatened before any Governmental Authority against (a) Seller (i) in connection with the ownership of the ELPC Shares or (ii) that would prohibit or delay in any material respect the consummation of the transactions contemplated hereby, or (b) ELPC.

     4.11 Compliance With Laws. To the knowledge of Seller, ELPC is in substantial compliance with each Law applicable to it and related to ELPC or ELPC's Business, as the case may be, except for any violation that would not have a Seller Material Adverse Effect. To the knowledge of Seller, ELPC possesses all governmental licenses, permits, and certificates necessary for the current operation of ELPC's Business except to the extent such permits are held by ELPOLP, ETS or ENGL or that the failure to possess such governmental licenses, permits, and certificates would not have a Seller Material Adverse Effect. Nothing in this Section 4.11 shall be deemed or construed to constitute a representation or warranty with respect to Environmental Laws.

     4.12 Tax Matters. Except as set forth in Section 4.12 of the Disclosure Schedule or as would not have a Seller Material Adverse Effect:

     (a) all returns and reports of or with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to ELPC ("Tax Returns") have been or will be duly and timely filed;

     (b) all Taxes which are shown to be due on such Tax Returns have been or will be timely paid in full; (c) all Tax withholding requirements imposed on or with respect to ELPC have been satisfied in full in all respects; (d) no assessment, deficiency or adjustment has been asserted in writing with respect to any such Tax Return; and (e) there is not in force any extension of time with respect to the due date for the filing of any such Tax or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any such Tax Return.

     (c) ELPC has made valid elections under IRC Section 754 for ELPLP, ELPOLP and ETS, and such elections have been valid, binding and in force since the formation date of each of such entities and through the Closing Date.

     4.13 Condition of the Assets; Preferential Rights to Purchase. (a) ELPC owns the General Partner Interests and the Retained L.P. Units free and clear of all Encumbrances, subject to the terms and provisions of the Partnership Agreements and the Omnibus Agreement. At the time of the sale of the Transferred LP Units, ELPC owned such units free and clear of any Encumbrances, subject to the terms of the Partnership Agreement of ELPLP. Except for applicable requirements of federal and state securities laws, there are no restrictions upon the sale, transfer or assignment by ELPC of the Limited Partner Interests. On the Closing Date immediately after the Closing, all of the conditions and requirements set forth in the Partnership Agreement of ELPLP will be satisfied and the Limited Partner Interest will be converted from "Deferred Participation Units" to "Common Units" (as such terms are defined in the Partnership Agreement of ELPLP) in the manner described in Section 5.7(c) of such Partnership Agreement.

     (b) Except as listed in Section 4.13 of the Disclosure Schedule or elsewhere in this Agreement, there are no rights to purchase the General Partner Interests or the Limited Partner Interests or the ELPC Shares.

     (c) Seller is the owner, free and clear of any Encumbrances, of the ELPC Shares.

     4.14 Employees and Employee Benefit Plans and Policies. ELPC in its capacity as general partner of ETS is a party to a collective bargaining agreement with Local 318, International Union Of Operating Engineers, AFL-CIO (the "IUOE Bargaining Agreement"). Seller has provided Buyer with a copy of the IUOE Bargaining Agreement and a list indicating the job position of each employee of ELPC who is represented thereby with respect to employment with ELPC. ELPC is not a party to or bound by any other collective bargaining agreement with respect to its employees. No material work stoppage affecting ELPC is pending or, to the knowledge of Seller, threatened. There is no pending or, to Seller's knowledge, any threatened labor dispute, arbitration, lawsuit, or administrative proceeding relating to labor matters involving employees of ELPC (excluding routine workers' compensation claims) that could reasonably be expected to have a Seller Material Adverse Effect.

     4.15 Employee Matters. (a) Employment Obligations. Part I of Section 4.15 of the Disclosure sets forth a list of each individual employment, consulting, severance, indemnification, or similar agreement, arrangement or contract related to employment or personal services that exists between ELPC and any current or former officer, consultant, director, employee or other person or entity (all such agreements or contracts are hereinafter referred to as the "Employment Obligations"), for which ELPC has an existing or future obligation. True, correct and complete copies of governing documents for each of the Employment Obligations have been furnished to Buyer.

     (b) Company Employees. Except as may occur in the ordinary course of business, there shall be no change in the job title or position, base salary, work location or amount of eligible bonus for any of the employees of ELPC (the "Company Employees") from the date of this Agreement until the Closing. Company Employees who are not covered under a collective bargaining agreement or Skill Based Pay are eligible for annual merit increases effective February 1, 1997, not to exceed a budgeted amount equal to 4.25 percent of aggregate base salaries.

     (c) ELPC's Plans and Compensation Schedule. ELPC is neither the sponsor of nor a "substantial employer" (as such term is defined in Section 4001(a)(2) of ERISA) in any "employee benefit plan" (and any related trust or funding arrangement) as such term is defined in Section 3(3) of ERISA ("Employee Benefit Plan"). ELPC is a participating employer in certain Employee Benefit Plans sponsored by an affiliated company of Seller which provide benefits for Company Employees who are not a members of or represented by a collective bargaining unit ("Enron's Plans") Except as disclosed on Section 4.15 of the Disclosure Schedule, no Company Employee who is a member of or represented by a collective bargaining unit is a participant in any of Enron's Plans. Part II of Section
4.15 of the Disclosure Schedule (the "Compensation Schedule") sets forth a list identifying each compensation or remuneration plan or program that is not an Employee Benefit Plan, excluding any collective bargaining agreement, that is maintained by ELPC for any of ELPC Employees.

     (d) No Changes. Except as provided by this Agreement or as required by law, through the Closing Date, there will be no change in any of the Employment Obligations or Enron's Plans, or in the administration thereof, that would have a material adverse effect on ELPC.

     (e) Multi-Employer Plans. (i) Part III of Section 4.15 of the Disclosure Schedule lists each Employee Benefit Plan which is a multi-employer plan (within the meaning of section 3(37) of ERISA) ("Multi-Employer Plan") to which ELPC has or has had within the last seven (7) years an obligation to contribute or with respect to which ELPC has participated, subscribed to or maintained.

         (ii) Copies of all current and prior material documents, including all amendments thereto, in the possession of ELPC with respect to each Multi-Employer Plan have been delivered to Buyer. These documents include, but are not limited to, the following: collective bargaining agreements, plan and trust documents, plan rules with respect to withdrawal, estimates of withdrawal liability, and statements of unfunded vested benefits and contribution history.

         (iii) Part IV of Section 4.15 of the Disclosure Schedule sets out the amount of contributions, and the number of contribution base units with respect to such contributions, that ELPC has made to each Multi-Employer Plan for each plan year of such Plan.

         (iv) Part V of Section 4.15 of the Disclosure Schedule sets out the liabilities that ELPC would incur with respect to each Multi-Employer Plan on a complete withdrawal from each such Plan as of the most recent calculation, under the applicable terms and conditions of each such Plan and the applicable provisions of law.

         (v) ELPC has not made a complete or partial withdrawal from any Multi-Employer Plan for which a liability does or shall exist.

         (vi) Except with respect to contributions owed under collective bargaining agreements with respect to each Multi-Employer Plan, ELPC has and has had no liability to or in connection with any Multi-Employer Plan and will not incur any such liability on or before the Closing Date. All obligations of ELPC to contribute to any Multi-Employer Plan incurred or accrued as of the Closing Date have been or will be paid in full by ELPC.

     4.16 Public Filings. There have been no material misstatements or omissions in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K, or any amendment to any of the foregoing filed by ELPLP with the Securities and Exchange Commission with respect to its fiscal year ended December 31, 1993 or thereafter.

     4.17 Brokers. No broker or finder who acted on behalf of Seller or any Affiliate of Seller is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which the Buyer or ELPC has or will have any liabilities or obligations (contingent or otherwise).

     4.18 Suits Against the Partnerships. Except as set forth in Section 4.18 of the Disclosure Schedule, there is no legal, administrative or arbitration proceeding pending or, to the knowledge of Seller, threatened before any Governmental Authority against ELPLP, ELPOLP, ETS or ENGL.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power, right and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently being conducted.

     5.2 Authorization of Agreement; No Violation; No Consents. This Agreement has been duly executed and delivered by Buyer. Buyer has the full corporate power and authority to enter into this Agreement, to make the representations, warranties, covenants and agreements made herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will conflict with, result in a breach, default or violation of, or require the consent of a third party under (a) the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of Buyer or (b) to the knowledge of Buyer, any judgment, decree, order, governmental permit, certificate, material agreement, license, law, statute, rule or regulation to which Buyer is a party or is subject, or to which the business, assets or operations of Buyer are subject, except for (i) Customary Post-Closing Consents, and (ii) any conflict, breach, default or violation that is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     5.3 Governmental Consents. To the knowledge of Buyer, no consent, action, approval or authorization of, or registration, declaration, or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement by Buyer or Buyer's performance of the terms of this Agreement or the validity or enforceability hereof against Buyer, except for Customary Post-Closing Consents.

     5.4 Enforceability. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

     5.5 Suits. There is no injunction or restraining order or legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

     5.6 Financing. Buyer currently has commitments for (including commitments for funds that can be drawn under existing lines of credit) all funds necessary to pay the Purchase Price and any other amounts contemplated by this Agreement.

     5.7 Value of Buyer's Assets. Buyer represents and warrants that its "ultimate parent entity" (as that term is defined under the HSR Act) does not have total assets or annual net sales of $10 million or more so as to require a filing of the Notification and Report Form under the HSR Act.

     5.8 Performance of Obligations. Buyer has reviewed the Partnership Agreements and the Omnibus Agreement and understands the obligations of ELPC thereunder. Following the Closing, ELPC will have the ability to perform all of its obligations under the Partnership Agreement and the Omnibus Agreement to the same extent it did prior to the Closing.

     5.9 Brokers. No broker or finder has acted for or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller have or will have any liabilities or obligations (contingent or otherwise).

                                   ARTICLE 6
                                   COVENANTS

     6.1 Commercially Reasonable Efforts. Each of the Buyer and Seller will use commercially reasonable efforts to obtain the satisfaction of all conditions of Closing attributable to such party in an expeditious manner.

     6.2 Conduct of Business Prior to the Effective Time. (a) ELPC will continue to operate ELPC's Business in all material respects in the ordinary course of business and in accordance with the terms and provisions of the Partnership Agreements and the Omnibus Agreement;

     (b) Except as disclosed in Schedule 6.2(b) and except as provided in this Agreement, Seller will not and will not cause or permit ELPC to, directly or indirectly, do any of the following: (i) issue, sell, pledge, dispose of or encumber: (A) any capital stock of ELPC or ENGL or (B) any of the General Partner Interests, Limited Partner Interests or other general or limited partner interests in ELPLP, ELPOLP or ETS or (C) any Common Units of ELPLP, (ii) amend or propose to amend the charter or bylaws of ELPC or ENGL, (iii) amend or propose to amend the certificate of limited partnership of ELPLP, ELPOLP or ETS, the Partnership Agreements or the Omnibus Agreement, (iv) split, combine or reclassify any outstanding capital stock of ELPC or ENGL, (v) redeem, purchase or acquire or offer to acquire any such capital stock, (vi) incur any indebtedness for borrowed money other than in the ordinary course of business,
(vii) enter into any transaction with Seller or any of its Affiliates (other than ELPLP, ELPOLP, ETS or ENGL) other than in the ordinary course of business,
(viii) dividend any property, plant or equipment reflected on the Balance Sheets (other than cash distributions received in respect of the General Partner
Interests or the Limited Partner Interests and the Net Worth Note) or the proceeds from the sale thereof, other than proceeds from the sale of assets in the ordinary course of business, or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this
Section 6.2(b).

     6.3 Dividends. On or before the Closing Date, Seller shall have the right to cause ELPC to dividend to Seller any or all of the current assets of ELPC, including distributions received from ELPLP, ELPOLP or ETS with respect to the fourth (4th) quarter of 1996.

     6.4 Credit Rating; Letters of Credit. (a) Buyer shall deliver to Seller the Letter of Credit. The Letter of Credit will be in a form subject to the reasonable satisfaction of Seller and Buyer and may only be drawn upon by Enron Corp. to the extent Buyer fails to make any contributions to ELPLP which are required under Part B of the Omnibus Agreement, and all proceeds of any such draw will be contributed to ELPLP in exchange for APIs. All such APIs will be issued to Buyer, or its designee.

     (b) At Closing, Buyer shall cause to be delivered to Seller an opinion of legal counsel, in form and substance reasonably satisfactory to Buyer, to the effect that ELPLP will continue to be classified as a partnership for tax purposes, notwithstanding the distribution to Seller prior to Closing, of that certain $14.5 million demand promissory note of Enron Corp. which opinion shall contain the following assumptions of fact: (i) ELPLP had a reasonable basis (within the meaning of Section 6662 of the Internal Revenue Code) for its claimed classification; (ii) ELPLP did not undergo any change in its classification since the date of formation of ELPLP; (iii) neither ELPLP nor any partner of ELPLP has been notified in writing on or before the date of this opinion that the classification of the entity was under examination; and (iv)
ELPC, as general partner, has made a valid protective election on Form 8832, Entity Classification Election before March 14, 1997 to be effective as of January 1, 1997. Buyer shall covenant and agree to abide by any conditions or assumptions upon which such opinion of counsel is based in order to maintain such tax status.

     (c) Buyer shall cause Enron Corp. to be released from that certain Guaranty, dated June 25, 1996, for the benefit of Wachovia Bank of Georgia by either (i) delivering a replacement guaranty acceptable to such Bank, or (ii) delivering a replacement letter of credit to Bank One, Texas, N.A., as Trustee, for those certain tax exempt bonds issued by Jackson-Union Counties Regional Port District due 2024. In either case any fees, charges or expenses to replace the guaranty or the letter of credit shall be borne by Buyer and not by ETS, ELPLP, ELPOLP or ENGL.

     6.5 Access. Seller will permit Buyer's officers, employees, agents and advisors to have reasonable access to ELPC and the employees associated with the operation of ELPC's Business (so long as such access has been arranged through Seller, occurs during normal business hours and does not unreasonably interfere with the operation of ELPC's Business) for the following: (a) to inspect facilities operated by ELPC on behalf of ELPOLP and ETS; (b) to observe the operation of facilities operated by ELPC on behalf of ELPOLP and ETS and the performance of duties by the employees associated with the facilities operated by ELPC on behalf of ELPOLP and ETS prior to the Closing; and (c) related purposes consistent with this Agreement. Buyer agrees to maintain the confidentiality of all such information pursuant to the terms of that certain letter agreement regarding confidentiality dated August 23, 1996, between Enron Corp. and Morgan Associates, Inc., an Affiliate of Buyer, as amended from time to time (the "Confidentiality Agreement").

     6.6 Transition Services. If deemed appropriate by the parties, Buyer and Seller agree to negotiate an agreement regarding transition services containing terms and conditions mutually agreeable to the parties, which agreement may be executed by the parties and delivered at the Closing.

     6.7 Computer Software. Schedule 6.7 sets forth a preliminary list of (i) computer hardware that will not be transferred to Buyer because it is not used exclusively in connection with the operation of ELPC's Business, and (ii) software that Seller does not have the right to transfer, assign or license to Buyer, which could cost $25,000 or more for Buyer to acquire. Buyer and Seller will cooperate with each other to (a) identify at least fourteen (14) days prior to the anticipated Closing Date those computer software systems currently being used to operate ELPC's Business that will be needed by Buyer to continue such operations following the Closing or following termination of the Transition Services Agreement, as the case may be,
(b) obtain all necessary third party consents, additional licenses and other documentation necessary (i) for Seller and its Affiliates to provide the services contemplated by the Transition Services Agreement, and (ii) for Buyer to obtain the right to use the third party software identified by Buyer in clause (a) above, through either a transfer, assignment or license by Sellers or their Affiliates where legally permissible in the judgment of Sellers, or a direct purchase by Buyer. In the event and to the extent that Seller or its Affiliates are unable to transfer, assign or license any particular third party software to Buyer, Buyer shall purchase its own license and make such modifications or enhancements as may be necessary to carry on the operation of ELPC's Business. At or as soon as commercially reasonable following the Closing, Seller shall, or shall cause its Affiliates to, undertake to transfer, assign, or license, as appropriate, all computer software systems necessary to operate ELPC's Business, if such transfer, assignment or license is, in the judgment of Seller, legally possible, provided, however, Buyer acknowledges that it may not be possible for Seller to transfer, assign or license all such software systems. The Purchase Price will be increased by the amount of any fees or charges of third parties incurred by Seller or its Affiliates in order to take the action specified in clause (b)(ii) above and agreed to by Seller and Buyer as necessary. NOTWITHSTANDING THE FOREGOING, THE INABILITY OF SELLER OR ITS AFFILIATES TO TRANSFER, ASSIGN OR LICENSE ANY SOFTWARE TO BUYER SHALL NOT BE DEEMED UNDER ANY CIRCUMSTANCES TO BE THE FAULT OF, OR CREATE ANY LIABILITY UNDER ANY LEGAL THEORY FOR SELLER OR ITS AFFILIATES WHETHER UNDER BREACH OF WARRANTY, CONTRACT, TORT OR STRICT LIABILITY; IT BEING CLEARLY UNDERSTOOD BY BUYER THAT SUCH MATTERS ARE BEYOND THE CONTROL OF SELLER OR ITS AFFILIATES.

     6.8 Records: Access and Retention. (a) As soon as reasonably possible after the completion of the accounting cycle for the period up to and including the Closing Date, Seller will deliver to Buyer all files, records, information and data ("Records") relating to ELPC or ELPC's Business that are in the possession or control of Seller or ELPC. After the Closing, Buyer shall give Seller and its authorized representatives such access, during normal business hours, to the Records, as may be reasonably required by Seller, provided that such access does not unreasonably interfere with the ongoing operations of Buyer. Seller shall be entitled to keep or obtain extracts and copies of such Records.

     (b) For a period of three (3) years after the Closing Date, Buyer shall preserve and retain all such Records; provided, however, that in the event that Buyer transfers all or a portion of the ELPC Shares or the General Partner Interests to any third party during such period, Buyer may transfer to such third party all or a portion of the Records related thereto, provided such third party transferee expressly assumes in writing the obligations of Buyer under this Section 6.8 and Buyer first offers to Seller the opportunity, at Seller's expense, to copy the Records to be transferred.

     6.9 Names. As soon as reasonably possible after Closing, but in no event later than ninety (90) days after Closing, Buyer shall remove the names of Seller and its Affiliates, including "ENRON" and all variations thereof, from all of the assets and businesses owned by ELPC, ELPLP, ELPOLP, ETS and ENGL and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of ELPC's Business, in a name other than any name of Seller or any of its Affiliates, or any variations thereof. Seller shall file amendments to the charter documents (and foreign qualification documents) of ELPC and ENGL, and to the certificate of limited partnership (and foreign qualification documents) of ELPLP, ELPOLP and ETS to remove "Enron" from each entity's name on the Closing Date. Seller agrees to include in such amendments any name proposed by Buyer at least five (5) business days prior to the Closing, provided that where necessary Buyer delivers to Seller consents to use of such names.

     6.10 Employment Matters. (a) Schedule 6.10 attached hereto lists by category of employee, the number of employees employed by, or allocated to, ELPC and the average base salary earned by such employees. Seller will deliver to Buyer approximately thirty (30) days prior to the anticipated Closing Date a schedule (the "Employee Schedule") to the Vice President, Human Resources of Buyer that will set forth for each of the Company Employees the individual's (i) date of employment, (ii) job title or position, (iii) base salary on an hourly or annualized basis, (iv) work location, (v) collective bargaining unit status, and (vi) if any, the amount of eligible annual bonus. Seller shall also furnish Buyer with a copy of the relevant information from each Company Employee's personnel files and historical compensation data, and such other information that is reasonably requested by Buyer for the purpose of carrying out the provisions of this Section 6.10, except as may be prohibited by law or contractual obligation. Upon Closing, Buyer shall cause ELPC to continue the employment of all Company Employees who are employed by ELPC on the Closing Date (the "Continuing Employees") at their current base pay as of such date.

     (b) Certain individuals who provide support services for ELPC's Business and are located in the corporate offices of Seller and its Affiliates are designated by Seller on the Employee Schedule as "Available Employees." Buyer agrees to cause a member of the controlled group of which Buyer is a member (including Buyer (and as of the Closing ELPC) the "Buyer Controlled Group") to make offers of employment as of the Closing Date to all Available Employees. Seller shall deliver the Employee Schedule for "Available Employees" on a confidential basis to the Vice President, Human Resources of Buyer at least 30 days before the anticipated Closing Date showing the name, job position, work location, and years of Past Service credit for all Available Employees. In addition, Sellers will provide Buyer on a confidential basis with relevant written information in Seller's possession regarding each individual's work qualifications, training history, and prior jobs held while employed by Seller or any Affiliate. All employment offers to Available Employees (i) shall be made sufficiently in advance of the Closing so as to give each individual reasonable time to evaluate such offer and shall contain a condition that such offer be accepted on a date prior to the Closing Date, and (ii) shall be at an annualized base salary commensurate with that earned by other similarly situated employees of the Buyer Controlled Group, taking into account such Available Employee's qualifications and past experience performing the job for which the employment offer is made. Available Employees listed on the Employee Schedule who accept offers of employment and who are employed by a member of the Buyer Controlled Group also are deemed to be Continuing Employees.

     (c) As of Closing, the Continuing Employees participation in all Benefit Plans sponsored by Seller or any of its Affiliates, or in which they are participating employers, shall cease, and all liability associated with such Benefit Plans, including but not limited to funding, claims for benefits, fines, penalties and taxes, shall remain the liability of the Seller and its Affiliates. Buyer will, or will cause its Affiliates to, take all action necessary to cause all such Continuing Employees to be covered under the employee benefit plans of Buyer or its Affiliates

(including, without limitation, severance plans) and fringe benefit arrangements, in each case effective as of the Closing Date, on the same basis as those provided to Buyer's employees in comparable positions. Buyer will, or will cause its Affiliates to, take all action necessary to give Continuing Employees credit for their period of employment with Seller or any Affiliate thereof ("Past Service") in determining (i) eligibility for participation in any applicable pension, short term disability, severance and vacation plans
(including, without limitation, eligibility for early retirement), (ii) the duration and amount, if any, of short term disability and severance benefits, and (iii) vesting under any applicable pension, short term disability, vacation, and severance plans. Notwithstanding the foregoing, credit for past service shall not be given or taken into account in determining the level of employer contributions or accrued benefits under any pension plan. Buyer represents and warrants that if and to the extent there is currently no preexisting condition limitation applicable to Continuing Employees under Seller's Benefit Plans, there will be no such preexisting condition limitations applicable to Continuing Employees under any medical and dental plans of Buyer or its Affiliates provided with respect to each Continuing Employee and his or her covered dependents that such Continuing Employee and each covered dependent enrolls in such plans within thirty (30) days of the Continuing Employee commencing employment with Buyer or a member of the Buyer Controlled Group. Additionally, any Continuing Employee or covered dependent expenses applied toward deductibles in the year in which Closing occurs and any out-of- pocket limitations under Seller's medical and dental plans in the year in which Closing occurs shall be recognized under Buyer's medical and dental plans and applied respectively toward any deductibles or out-of-pocket limits thereunder in such year.

     (d) Continuing Employees who are members of or represented by a collective bargaining unit will not be eligible to participate in any of Buyer's Plans, except as may be negotiated by ELPC with the union representative of such bargaining unit.

     (e) Buyer shall cause the Continuing Employees who are not members of a collective bargaining unit to be eligible for severance benefits, to be paid to such a Continuing Employee if within one (1) year after the Closing Date the Continuing Employee either has a reduction in base pay and elects within thirty
(30) days thereof to terminate employment or is terminated by Buyer for a reason other than termination for cause. Such severance benefits shall be no less than the severance benefits under the Enron Liquid Services Corp. Divestiture Severance Plan. "Termination for cause" as used in this paragraph shall mean (i) the Continuing Employee's gross negligence or willful misconduct in the performance of the duties and services required of the Continuing Employee, (ii) the Continuing Employee's final conviction of a felony or of a misdemeanor involving moral turpitude, or (iii) failure to meet established performance objectives. Failure to meet established performance expectations shall not be such a cause for termination with respect to entitlement to severance benefits unless the expectations are reasonable, have been clearly established and communicated to the Continuing Employee and the Continuing Employee has been counseled about the unacceptable performance and coached to improve performance for at least thirty (30) days.

     (f) Seller, subject to effecting Closing, shall take such action as is necessary to terminate as of Closing Date the participation of ELPC as a participating employer in all Benefit Plans. On or before the Closing Date, the participation of ELPC in all Benefit Plans shall be discontinued and the interests and the liabilities of ELPC in such Benefit Plans shall be assumed by Seller, whereupon the assets, liabilities, and obligations of said Benefit Plans shall be the assets, liabilities, and obligations of Seller. From and after the Closing Date, ELPC shall not have any interest in rights, responsibility for, or liability with respect to such Benefit Plans.

     (g) Buyer agrees, in the event a member of the Buyer Controlled Group, within six (6) months following the Closing Date, employs after the Closing Date any Available Employee who as of the Closing Date does not accept an offer of employment and become a Continuing Employee (whether or not an offer of employment was made), to promptly pay to the designated Seller or one of its Affiliates an amount equal to all or a portion of the severance benefit, if any, paid to such Available Employee by either Seller of one of its Affiliates in connection with such employee's termination of employment with either Seller or one of its Affiliates determined by multiplying the amount of such severance benefit by a fraction, the numerator of which is the number 6 reduced by the number of full months that have passed from the Closing Date to the employment date, and the denominator of which is the number 6; $ = severance amount x (6-months)/6.

     (h) Seller shall (i) cause the Continuing Employees who are employed by ELPC to be fully vested effective as of the Closing Date in their accrued benefits under any of Enron's Plans which is an employee pension benefit plan; and (ii) provide disability benefit coverage under any of Enron's Plans which is a sick pay, short-term or long-term disability plan for any Continuing Employee who is a participant in the affected plan and is not actively at work on the Closing Date in accordance with and to the extent provided in the applicable plan.

     6.11 Supplements to Schedules. Seller may, from time to time, prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedule to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained; provided, however, except as provided in the following sentence, no such supplement or amendment will affect the rights and obligations of Buyer under Section 9.1 or Section 9.2 hereof until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for indemnification purposes (but only for such purposes) any breach of any representation, warranty or covenant that would have existed by reason of Seller not having made such supplement or amendment.

     6.12 Seller's Property Located on Easements After Closing. Seller (or its Affiliates) have facilities located on the real property, easements and leases owned by ELPOLP or ETS. Except as provided in this Section 6.12, Buyer agrees that in no event shall Buyer have the right to require Seller or its Affiliates to remove, relocate, lower or otherwise alter in any respect any of their respective facilities that are located on any such fee property, easement or lease, except to the extent that the location, presence or manner of operation of Seller's or its Affiliates' facilities will violate or result in a default under any term, condition, covenant, restriction, zoning or other requirement applicable to such fee property, easement or lease. Prior to Closing, Buyer and Seller agree to negotiate in good faith to attempt to mutually agree upon the extent to which block valves, quality measurement and metering facilities and custody transfer points on the assets and properties owned by ELPOLP or ETS and on the interconnecting facilities of Seller or its Affiliates as to handling of both gas and liquid hydrocarbons need to be modified, moved, altered or installed, and the location of any such facilities and custody transfer points. The costs of any such modifications, alterations and additions will be borne equally by the parties, and to the extent reasonably feasible such modifications, alterations and additions will be completed by Closing or promptly thereafter. Prior to Closing, Buyer and Seller will also negotiate in good faith to attempt to mutually agree upon arrangements for the sharing of certain facilities (and costs related to the operation thereof) that will be owned by one party after the Closing, but were used in connection with both ELPC's Business and Seller's and its Affiliates retained facilities prior to the Closing, such as cathodic protection equipment, radio towers, and pigging equipment.

     6.13 Current Report on Form 8-K. Buyer shall caused to be filed on behalf of ELPLP within the time period required by the Securities and Exchange Act of 1934 and the rules and regulation adopted pursuant thereto a Current Report on Form 8-K to report a change in the ownership of its general partner and a change in ELPLP's name.

     6.14 Business Opportunities. If during the period of three (3) years after the Closing, Seller or any of its Affiliates (other than Excluded Affiliates) shall desire to sell to an unaffiliated person any assets which are related to
(a) the natural gas liquid transportation, storage, processing or fractionation business, or (b) the CO2 transportation business, or (c) the coal terminaling business (collectively, the "Subject Assets" and individually, a "Subject Asset") and which in any case are not the subject of Enron's current disposition of certain of its natural gas liquids business and are not otherwise subject to a prior preferential right to purchase, right of first refusal or similar right, Seller shall notify Buyer in writing; provided, however, that the foregoing shall not apply in any case in which Seller or its Affiliates desires to transfer or sell a Subject Asset to a person in which Seller or the Affiliate will retain an ownership interest. During the thirty (30) day period after the date of such notice, Buyer and Seller (or its Affiliate) shall discuss the possible sale of such assets to Buyer or its designee. The foregoing does not constitute a preferential right, right of first refusal or similar right but merely constitutes an obligation of Seller and its Affiliates (other than Excluded Affiliates) to provide notice to Buyer and discuss for a thirty (30) day period a possible transaction for the sale of certain assets to Buyer.

     6.15 Sale of Transferred LP Units. Seller and Buyer have received an inquiry regarding the possible purchase prior to Closing of the Transferred LP Units. Buyer hereby consents to the sale of the Transferred LP Units on or prior to the Closing Date by ELPC for such cash consideration as ELPC shall determine to be appropriate. Buyer shall have a right of reasonable review and approval of the form of any contract or agreement under which the Transferred LP Units will be sold by ELPC, in order to determine the extent of any representations, warranties and contingent liabilities made or assumed by ELPC in connection with any such sale. The cash proceeds received by ELPC as a result of the sale of the Transferred LP Units shall constitute current assets of ELPC which will be transferred to Seller as a dividend on or before the Closing Date, in accordance with Seller's rights under Section 6.3 hereof.

     6.16 Retained Litigation. Except for the "Excluded Matter" (hereinafter defined), Seller shall be fully and solely responsible for all of the legal, administrative and/or arbitration proceedings described in Sections 4.10 and/or
4.18 of the Disclosure Schedule (such matters, the "Retained Litigation"). With respect to the Retained Litigation, Seller shall be responsible for providing a defense against all such matters (as if Seller were the party in interest therein) and Seller shall bear all of the costs and expenses of defending against the claims presented in the Retained Litigation and the full amount of any liabilities, losses, damages, judgments or settlements in connection therewith (including, without limitation, court costs and attorney fees), provided, however, that at no expense to Seller, Buyer and ELPC agree to cooperate fully with Seller and its Affiliates with respect to all aspects of the defense of the Retained Litigation. Without the consent of Buyer, Seller will not consent to, enter into, or acquiesce in any settlement, finding, confession of judgment, decree, or similar disposition of any of the Retained Litigation against ELPC, ELPLP, ELPOLP, ENGL and/or ETS or any of their operations which includes any terms other than payment of damages in cash, which payment will be borne entirely by Seller, or which makes any finding which might interfere with or have an adverse effect on the future business or operations of ELPC, ELPLP, ELPOLP, ENGL and/or ETS. As used herein, the "Excluded Matter" (responsibility for which shall be retained by ELPC) is the matter identified in Sections 4.10 and 4.18 of the Disclosure Schedule as State of Illinois ex rel. Ryan, et al. v. Enron Liquids Pipeline Company.

                                    ARTICLE 7
                                   TAX MATTERS

     7.1 Section 338(h)(10) Elections. For purposes of this Article 7, the "Seller Group" means, with respect to Seller, the affiliated group of corporations filing a consolidated federal income Tax Return of which the Seller is a member; and "Parent" means Enron Corp., the common parent of the Seller Group. Parent and Buyer shall make a joint election under section 338(h)(10) of the Code and a similar election under any applicable state income tax law for ELPC (the "Section 338(h)(10) Election"). Not later than one hundred eighty
(180) days after the Closing Date, Seller shall prepare and deliver to Buyer an Internal Revenue Service Form 8023-A and any similar form under applicable state income tax law (the "Forms") with respect to the Section 338(h)(10) Elections, together with any completed schedules required to be attached thereto, which Forms shall have been duly executed by an authorized person for Parent. Within fifteen (15) days of receipt thereof, Buyer shall cause the Forms to be duly executed by an authorized person for Buyer, shall provide a copy of the executed Forms and schedules to Seller, shall duly and timely file the Forms as prescribed by Treasury Regulation ss.1.338(h)(10)-1 or the corresponding provisions of applicable state income tax law. The allocation of purchase price among the assets of ELPC shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Seller shall, unless it would be unreasonable to do so, accept Buyer's determination of such purchase price allocations and shall report, act, file in all respects and for all purposes consistent with such determination of Buyer.

     7.2 Preparation of Tax Returns; Responsibility for Taxes. (a) Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group for all taxable periods ending on or before the Closing Date ("Pre-Closing Period(s)"), all items of income, gain, loss, deduction and credit and other tax items ("Tax Items") of ELPC which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate taxing authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. The Seller Group shall include (a) any gain attributable to the Section 338(h)(10) deemed asset sale and (b) any gain attributable to the sale of Transferred LP Units pursuant to
Section 6.15(b) on its consolidated federal income tax return and any applicable state tax return for the period ending on the Closing Date. At or prior to the Closing Seller shall: (a) cause ELPC to distribute to Seller assets with a book value in an amount equal to the liabilities for Accrued Income Taxes and Accrued Taxes-Other Accounts to the extent not previously distributed to Seller; and (b) cause ELPC to eliminate any Intercompany Receivables and Deferred Tax Accounts and any other assets and liabilities of ELPC in a manner which results in a pro forma balance sheet as of the Closing Date equivalent to that reflected in
Section 4.7 of the Disclosure Schedule. For all purposes of this Agreement, whenever Seller is authorized or required to transfer, dividend, assign, distribute or eliminate any asset, liability or capital of ELPC on or prior to the Closing Date, Seller shall accomplish all such matters in a manner which results in a pro forma balance sheet as of the Closing Date equivalent to that reflected in Section 4.7 of the Disclosure Schedule.

     (b) With respect to any Tax Return covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to ELPC that is not described in paragraph (a) above (other than one-day returns necessitated by a stand-alone election under Section 338(g) or the corresponding provisions of applicable state income tax law), Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to included therein, shall cause such Tax Return to be filed timely with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

     (c) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to ELPC (including one-day returns necessitated by a stand-alone election under Section 338(g) or the corresponding provisions of applicable state income law), Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to Seller, shall file timely such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return. Buyer, subject to Seller's approval, shall determine (by an interim closing of the books of ELPC, ELPLP, ELPOLP and ETS as of the Closing Date, except for ad valorem Taxes which shall be prorated on a daily basis) the portion of the Tax due with respect to the period covered by such Tax Return which is attributable to the Pre-Closing Period. For all purposes hereof, the Closing Date shall be included in the Pre-Closing Period. Seller shall pay to Buyer the amount of Tax so determined to be attributable to the Pre-Closing Period not later than fifteen (15) days after the filing of such Tax Return. Without limiting the generality of the foregoing, it is understood that the sale by ELPC of the Transferred LP Units will be deemed to occur on or prior to the Closing Date and all taxable gain with respect to such sale will be attributable to the Pre-Closing Period and will be for the account of Seller and the amount of Tax thereon will be paid to Buyer by Seller.

     (d) Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to ELPC shall be allocated to the taxable period during which the right to do business obtained by the payment of such franchise Tax relates, regardless of whether such franchise Tax is measured by income, operations, assets or capital relating to another taxable period. With respect to any franchise Tax so allocated to the taxable period in which the Closing Date occurs: (i) the amount of such franchise Tax shall be prorated on a daily basis between the portion of such taxable period ending on the Closing Date and the remaining portion of such taxable period, and (ii) if the amount of such franchise Tax paid or provided for as of the Closing Date exceeds the amount so prorated to the portion of such taxable period ending on the Closing Date, the Buyer shall pay to Seller such excess amount.

     (e) Any Tax  Return  to be  prepared  pursuant  to the  provisions  of this
Section 7.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

     (f) Buyer shall not file an amended tax return for any period ending on or prior to the Closing Date without the consent of Seller.

     (g) Any refunds of taxes (except to the extent attributable to net operating losses carried back from taxable periods after the Closing Date) paid in Pre-Closing Periods will be for the account of Seller and upon receipt thereof Buyer shall promptly pay such amounts to Seller.

     7.3 Access to Information. (a) Seller and each member of the Seller Group shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to ELPC within the possession of Seller or any member of the Seller Group (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

     (b) Buyer shall grant or cause ELPC to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to ELPC within the possession of Buyer or ELPC (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller(or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

     7.4 Transfer Taxes. Buyer shall be responsible for the payment of all federal, state and local Transfer Taxes resulting from the transactions contemplated by this Agreement.

     7.5 Tax Sharing Agreements. Seller and ELPC shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to ELPC and shall ensure that such agreements are of no further force or effect as to ELPC on and after the Closing Date and there shall be no further liability of ELPC under any such agreement.

     7.6 Non-foreign Person Affidavit. Seller shall have delivered to Buyer an affidavit to the effect that such Seller is not a "foreign person" within the meaning of Sections 1445 or 7701 of the Code executed under penalty of perjury and satisfying the requirements of the Treasury Regulations promulgated pursuant to such Code sections.

     7.7 Assistance and Cooperation. After the Closing Date, in the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller is or may be liable pursuant to this Agreement, Buyer shall inform Seller (within ten (10) days of the receipt of a notice of such Proceeding), and shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Proceedings. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Proceeding to the extent such Proceeding may affect either the amount of Taxes for which Seller is liable pursuant to this Agreement. Seller shall have the right to control any such Proceedings, and, if there is substantial authority therefor, to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes. Any Proceeding with respect to Taxes for a period which includes but does not end on the Closing Date and any Proceeding with respect to, and to the extent of, basis allocations among assets pursuant to the Section 338(h)(10) Election shall be controlled jointly by Seller and Buyer. Notwithstanding any provision of this Section 7.7 to the contrary, Seller shall not have the right to initiate any claim for refund or to file any amended return if, as result of such Proceeding, claim for refund or amended return, the Taxes payable by Buyer or ELPC for a taxable period for which Seller is not obligated to indemnify Buyer or ELPC pursuant to Section 11.2 would likely be materially increased.

                                   ARTICLE 8
                       CONDITIONS TO OBLIGATION OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject, at the option of Seller, to the following conditions:

     8.1 Representations. The representations and warranties of Buyer herein contained shall be made again at Closing and shall be true and correct in all material respects on the Closing Date.

     8.2 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

     8.3 Pending Matters. No suit, action or other proceeding shall be pending that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

     8.4 Assumption of Enron Corp. Obligations. Buyer shall have (i) assumed all obligations of Enron Corp. under the Omnibus Agreement which continue following termination of the Applicable Period, except that Buyer shall not assume any other obligations of Enron Corp. under Parts E and F and Sections 1.15 and 1.16 of Part G of the Omnibus Agreement, (ii) caused that certain promissory note of ETS payable to Enron Corp. in the original principal amount of $4,430,437 million to be purchased from Enron Corp. (or repaid) for a purchase price (or repayment amount) equal to all principal and interest owing thereon on the Closing Date, and (iii) delivered to Seller the opinion of counsel referred to in Section 6.4.

     8.5 Return of Enron Guaranty. Wachovia Bank of Georgia, N.A. shall have released Enron Corp. from its guaranty dated June 25, 1996, of the obligations of ETS under that certain irrevocable letter of credit issued on June 25, 1996 by such bank.

     8.6 Bank One Consent. Bank One, Texas, N.A. shall have delivered the consent to ELPOLP required pursuant to Section 6.01(R) of that certain Loan Agreement, dated May 24, 1995, by and between ELPOLP and Bank One, Texas, N.A.

     8.7 Sale of Transferred LP Units. ELPC shall have completed the sale of the Transferred LP Units on terms and conditions and at a price satisfactory to Seller.

                                   ARTICLE 9
                       CONDITIONS TO OBLIGATION OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement at Closing are subject, at the option of Buyer, to the following conditions:

     9.1 Representations. The representations and warranties of Seller herein contained (other than the representation and warranty set forth in Section 4.18) shall be made again at Closing and shall be true and correct in all material respects on the Closing Date.

     9.2 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

     9.3 Pending Matters. No suit, action or other proceeding shall be pending that could reasonably be expected to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

     9.4 Resignation of Officers and Directors. Buyer shall have received a copy of the resignation, effective as of the Closing Date, of each officer and director of ELPC and ENGL.

     9.5 Sale of Transferred LP Units. The form of contract or agreement by which ELPC has sold the Transferred LP Units (but excluding the price terms thereof) shall have been approved by Buyer, which approval will not be unreasonably withheld.

                                   ARTICLE 10
                                  TERMINATION

     10.1 Termination At or Prior to Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

     (a) Seller and Buyer may elect to terminate this Agreement at any time on or prior to the Closing Date by mutual written consent of the parties;

     (b) either Seller or Buyer may elect to terminate this Agreement if the Closing shall not have occurred on or before March 31, 1997; provided, however, that neither Seller nor Buyer can so terminate this Agreement if such party is at such time in material breach of any provision of this Agreement; or

     (c) either Seller or Buyer may elect to terminate this Agreement if any Governmental Entity shall have issued a final non-appealable order, judgment or decree or taken any other action challenging, delaying beyond March 31, 1997, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

     10.2 Effect of Termination. In the event that Closing does not occur as a result of either party exercising its right to terminate pursuant to Section 10.1, then neither party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve either party from any liability for any willful breach hereof.

                                   ARTICLE 11
                                 INDEMNIFICATION

     11.1 Indemnification By Buyer. Subject to Section 11.3(a), Buyer shall indemnify, release, defend, and hold harmless Seller, their officers, directors, employees, agents, representatives, Affiliates, subsidiaries, successors and assigns (collectively, the "Seller Indemnitees") from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, court costs and attorneys' fees) ("Losses") asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of, or arising out of: (a) the breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, including the reimbursement obligation in Section 6.10(g), or (b) any liability arising out of the operation, ownership, occupancy, condition or use of the

ELPC Shares or ELPC's Business, whether known or unknown, whether attributable to periods of time before or after the Effective Time or (c) any liability for Taxes (including interest, penalties or fines related thereto) the responsibility for payment of which was assumed by Buyer pursuant to Article 7 above, provided, however, that Buyer shall have no obligation to indemnify any of the Seller Indemnitees with respect to any matter for which Seller is indemnifying Buyer pursuant to Section 11.2.

     11.2 Indemnification By Seller. Subject to Section 11.3(b), Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, Affiliates, subsidiaries, successors and assigns (collectively, the "Buyer Indemnitees"; provided, however, that Buyer Indemnitees shall not include ELPLP, ELPOLP, ETS or ENGL) from and against all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of, or arising out of, (a) the breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement (other than the representation and warranty set forth in Section 4.18), or (b) ELPC's participation, if any, in the Benefit Plans, or (c) the Retained Liabilities described on Exhibit A or the Retained Litigation described in Section 6.16, or (d) any liability for Taxes related to ELPC (including interest, penalties or fines related thereto) for the Pre-Closing Period other than those assumed by Buyer pursuant to Article 7 above, or (e) the failure of Enron Corp. to fully and timely perform, pay and discharge its obligations under Part F, Indemnification, of the Omnibus Agreement (it being intended that such obligations remain in full force and effect and are not altered by the transactions herein contemplated).

     11.3 Limitation on Damages; Survival of Representations. (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL BUYER BE LIABLE TO THE SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT IF ANY SELLER INDEMNITEE IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND BUYER IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEE FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE BUYER SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH SELLER INDEMNITEE FOR, SUCH DAMAGES. The representations and warranties of Buyer set forth in Article 5 shall survive the Closing for a period of three (3) years and such representations and warranties of Buyer shall terminate at 5:00 p.m., local time in Houston, Texas, on the third year anniversary of the Closing Date; provided, however, that any such representation or warranty that is the subject of a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses ("Claim Notice") delivered in good faith shall survive with respect only to the specific matter described in such claim notice until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

     (b) Notwithstanding anything to the contrary in this Agreement, the liability of Seller under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

         (i) IN NO EVENT SHALL SELLER BE LIABLE TO THE BUYER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT IF ANY BUYER INDEMNITEE IS HELD LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES AND EITHER SELLER IS OBLIGATED TO INDEMNIFY SUCH BUYER INDEMNITEE FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, SUCH SELLER SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH BUYER INDEMNITEE FOR, SUCH DAMAGES.

         (ii) The representations and warranties of Seller set forth in Article 4 (except for Section 4.13 which shall survive forever and Section 4.18 which shall terminate at Closing) shall survive the Closing for a period of three (3) years and such representations and warranties shall terminate at 5:00 p.m., local time in Houston, Texas, on the third year anniversary of the Closing Date; provided, however, that any such representation and warranty that is the subject of a Claim Notice delivered in good faith shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

         (iii) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, (A) for any individual Losses not in excess of $10,000 or (B) for any Losses until the Buyer Indemnitees have suffered Losses (other than Losses excluded pursuant to clause (A)) in the aggregate in excess of a deductible in an amount equal to $100,000, after which point Seller will be obligated only to indemnify the Buyer Indemnitees from and against further Losses in excess of such deductible (and only to the extent of any such excess).

         (iv) Notwithstanding anything to the contrary herein, in no event shall Seller indemnify the Buyer Indemnitees, or be otherwise liable in any way whatsoever to the Buyer Indemnitees, for any Losses under Sections 11.2(a) or 11.2(b) of this Agreement in excess of an amount equal to $2,500,000, except such limitation shall not apply to Losses related to a breach of
     Section 4.13 hereof.

         (v) No amount shall be recovered from Seller for the breach or inaccuracy of any of Seller's representations, warranties, covenants or agreements, or for any other matter, to the extent that Buyer had actual knowledge of such breach, inaccuracy or other matter at or prior to the Closing, nor shall Buyer be entitled to post-Closing rescission with respect to any such matter.

         (vi) Seller shall have no liability for Losses pursuant to this Article unless a Claim Notice has been delivered to Seller as required by Section
     11.4 as follows: (A) within three (3) years after the Effective Time with respect to any Losses under Sections 11.2(a) (except for Losses under Section 11.2(a) relating to Section 4.13 which shall survive forever) and 11.2(b); (B) within the period of the applicable statute of limitations with respect to any Losses under Sections 11.2(c), 11.2(d) and 11.2(e).

     11.4 Notice of Asserted Liability; Opportunity to Defend. All claims for indemnification under Sections 11.1 and 11.2 shall be asserted and resolved pursuant to this Section 11.4. Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party". In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

     11.5 Exclusive Remedy. As between the Buyer Indemnitees and the Seller Indemnitees the rights and obligations set forth in this Article 11 will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement, and the transactions provided for herein or contemplated hereby or thereby. It being understood and agreed between Seller and Buyer that all other rights and obligations between Seller and its Affiliates on the one hand and the Buyer and its Affiliates on the other hand shall be governed by this Agreement.

     11.6 NEGLIGENCE AND STRICT LIABILITY WAIVER. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR VIOLATION OF ANY LAW OF OR BY SUCH
INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1 Applicable Law; Alternative Dispute Resolution. (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     (a) Except as expressly provided in Section 2.5, any dispute arising under this Agreement shall be resolved pursuant to this Section 12.1:

         (i) Any party has the right to request the other to meet to discuss a dispute. The party requesting the meeting will give at least ten (10) business days notice in writing of the subject it wishes to discuss, provide a written statement of the dispute, and designate an officer of the company with complete power to resolve the dispute to attend the meeting. Within three (3) business days after receipt of such request, the party receiving the request will provide a responsive written statement and will designate an officer of the company who will attend the meeting with complete power to resolve the dispute.

         (ii) If the meeting fails to resolve the dispute by a signed agreement among the officers, the dispute shall be submitted for nonappealable, binding determination through arbitration. The parties agree that an officer with authority to resolve the dispute for each entity shall attend the arbitration. The arbitrator chosen from the arbitrators available through JAMS shall be the arbitrator unless the parties agree on a substitute arbitrator. Unless otherwise agreed by the parties, the arbitrator shall be a person with at least eight (8) years of professional experience in the natural gas industry or the judiciary and who is not, and within the previous five (5) years has not been, an employee or independent contractor of either Seller or Buyer (or any affiliate thereof), and does not have a direct or indirect interest in either Seller or Buyer (or any affiliate thereof) or the subject matter of the arbitration.

         (iii) The parties agree to make discovery and disclosure of all matters relevant to the dispute to the extent and in the manner provided by the Federal Rules of Civil Procedure. The arbitrator will rule on all requests for discovery and disclosure and discovery shall be completed within ninety
     (90) days of the date of the first notice pursuant to Section 12.1(b)(i). The arbitrator shall follow the statutes and decisions of the substantive law of Texas relevant to the subject. The arbitrator's powers shall be limited to enforcement of this Agreement as to the issues raised by the parties, and shall not include tort claims or the power to award punitive damages. The arbitrator shall not have the authority or power to alter, amend or modify any of the terms and conditions of the agreement of the parties. The arbitrator shall issue a final ruling within one hundred eighty (180) days of the date of the first notice pursuant to Section 12.1(b)(i).

         (iv) The ruling of the arbitrator shall be in writing and signed, shall contain a statement of findings and conclusions and shall be final and binding upon the parties. The fees and expenses of counsel, witnesses and employees of the parties and all other costs and expenses incurred exclusively for the benefit of the party incurring the same shall be borne by the party incurring such fees and expenses. All other fees and expenses including, without limitation, compensation for the arbitrator shall be divided equally between the parties. All meetings and arbitration hearings held pursuant to this Section 12.1 shall take place in Houston, Texas. Judgment on the arbitration award or decision may be entered in any court having jurisdiction.

     12.2 Expenses. Each party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither party shall be entitled to any reimbursement for such expenses from the other party hereto. Without limiting the generality of the foregoing, Buyer will be solely responsible for all recording fees and taxes relating to the conveyances to be delivered pursuant hereto.

     12.3 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of ELPC's Business, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation and upon the representations and warranties of Seller made in Article 4 and on the covenants of Seller in Article 6 and Article 7 of this Agreement.

     12.4 Disclaimer Regarding Assets. Except as otherwise expressly provided in this Agreement, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (I) THE CONDITION OF ELPC'S ASSETS AND THE ASSETS AND BUSINESSES OF ELPLP, ELPOLP, ETS AND ENGL (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR
(D) ENVIRONMENTAL CONDITION), (II) INFRINGEMENT BY SELLER, ELPC, ELPLP, ELPOLP, ETS, OR ENGL OF ANY PATENT OR PROPRIETARY RIGHT, AND (III) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

     12.5 Waiver of Trade Practices Acts. (a) It is the intention of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices--Consumer Protection Act, Tex. Bus. & Com. Code Ann. ss.17.41 et seq. (the "DTPA"). AS SUCH, BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES; PROVIDED, HOWEVER, BUYER DOES NOT WAIVE ss. 17.555 OF THE DTPA. BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE;

THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER.

     (b) TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER HEREBY WAIVES ALL PROVISIONS OF CONSUMER PROTECTION ACTS, DECEPTIVE TRADE PRACTICE ACTS AND OTHER ACTS SIMILAR TO THE DTPA IN ALL JURISDICTIONS IN WHICH ANY OF THE ASSETS ARE LOCATED (SUCH ACTS, TOGETHER WITH THE DTPA, ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "TRADE PRACTICES ACTS").

     (c) BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS AND THIS WAIVER OF THE TRADE PRACTICES ACTS. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS.

     12.6 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Article 11 shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

     12.7 Waiver. Except as expressly provided in this Agreement, neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced.

     12.8 Entire Agreement; Amendment. This Agreement, the Disclosure Schedule and other Schedules and Exhibits hereto, each of which is deemed to be a part hereof, and any agreements, instruments or documents executed and delivered by the parties pursuant to this Agreement, constitute the entire agreement and understanding between the parties, and all previous undertakings, negotiations and agreements between the parties regarding the subject matter hereof (including, without limitation, the Prior Contract) are merged herein; provided however, that this Agreement does not supersede the Confidentiality Agreement, which shall not terminate (except in accordance with its terms) unless and until the Closing occurs, and following the Closing, only to the extent it relates to the Assets. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.

     12.9 Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such party set forth below. Any such notice shall be effective upon receipt or three (3) days after placed in the mail, whichever is earlier.

     If to Buyer:

     By Mail or Hand Delivery:

     Kinder Morgan, Inc.
     c/o Morgan Associates, Inc.
     411 Nichols, Suite 225
     Kansas City, Missouri  64112
     Attention:  William V. Morgan
     Telephone Number:  (816) 931-5750
     Telecopy Number:  (816) 931-9170

     If to Seller:

     By Mail:
     Enron Liquids Holding Corp.
     P.O. Box 1188
     Houston, Texas 77251-1188
     Attention:  Vice President and Secretary
     With a copy to: Vice President and General Counsel

     By Hand Delivery :
     Enron Liquids Holding Corp.
     1400 Smith Street
     Houston, Texas 77002
     Attention:  Vice President and Secretary
     Telephone Number: (713) 853-6424
     Telecopy Number:  (713) 853-3920
     With a copy to: Vice President and General Counsel
     Telephone Number (713) 853-6009
     Telecopy Number: (713) 646-2738

Any party may, by notice so delivered, change its address for notice purposes hereunder.

     12.10 No Assignment. This Agreement shall not be assigned or transferred in any way whatsoever by either party hereto except with prior written consent of the other party hereto, which consent such party shall be under no obligation to grant, and any assignment or attempted assignment without such consent shall have no force or effect with respect to the non-assigning party. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of the parties hereto and their permitted successors and assigns.

     12.11 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted. If any provision is inapplicable to any person or circumstance, it shall, nevertheless, remain applicable to all other persons and circumstances.

     12.12 Publicity. Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Entity or stock exchange, no party shall issue any such publicity or other release without the prior written consent of the other party, which shall not be unreasonably withheld.

     12.13 Construction. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof.

     12.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

     12.15 Further Assurances. After the Closing Date, each party hereto at the reasonable request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time, such further certificates, agreements or instruments of conveyance and transfer, assumption, release and acquaintance and shall take such other action as the other party hereto may reasonably request, to convey and deliver the Assets to Buyer, to assure to Seller the assumption of the liabilities and obligations intended to be assumed by Buyer hereunder and to otherwise consummate or implement the transactions contemplated by this Agreement.

     12.16 Payment of Funds. The amount of all revenues received by Seller (or any Affiliates thereof) relating to the ownership or operation of ELPC's Shares on or after the Effective Time shall be remitted to Buyer in immediately available funds on a timely basis. The amount of all revenues received by Buyer (or any Affiliates thereof) relating to the ownership or operation of ELPC's Shares prior to the Effective Time shall be remitted to Seller in immediately available funds on a timely basis. Without in any way limiting either party's obligation to remit such amounts on a timely basis, if any such amounts received by a party (or any affiliate thereof) are in excess of $25,000 in the aggregate and have not been remitted to the other party within thirty (30) days of receipt by the receiving party (or any affiliate thereof), such amounts shall bear interest from the date of such receipt until the date upon which the other party receives remittance of such amount in full and in immediately available funds at an annual rate of 6%.

     12.17 Certain Interpretive Matters. The inclusion of any matter on any Schedule will not be deemed an admission by either party that such listed matter has or would have a Seller Material Adverse Effect or a Buyer Material Adverse Effect.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                           SELLER:

                           ENRON LIQUIDS HOLDING CORP.



                           By:

                           Name: Michael P. Moran
                           Title:   Vice President




                           BUYER:

                           KINDER MORGAN, INC.



                           By:

                           Name: William V. Morgan
                           Title:   President

                                    Exhibit A
                              Retained Liabilities


Enron Liquids Pipeline Company
Schedule of Liabilities Retained


1. All deferred income taxes, accounts payable or other current liabilities of ELPC including but not limitd to the accounts listed below provided, however, the retained liabilities shall not include any liabilities associated with the ELPC Job Order designated J00008 Property Unit 47500 Responsibility Center 0000.

         101      2320     300              Vouchers Payable
         101      2320     310              Accounts Payable-O/S Checks
         101      2320     999              Accounts Payable-Other
         101      2360     100              Accrued Use Taxes
         101      2360     801              Accrued State Income Tax
         101      2360     300              Accrued Franchise Taxes
         101      2830     400              State LT Deferred Income Tax
         101      2830     800              Federal LT Deferred Income Tax


2. Those litigation matters marked with an asterisk in Section 4.10 of the Disclosure Schedule.

                               Exhibit B

_______________________________________________________________________________


Conveyance, Assignment and Assumption Agreement

                                                     EXHIBIT B

                                            CONVEYANCE, ASSIGNMENT, AND
                                               ASSUMPTION AGREEMENT


         THIS GENERAL CONVEYANCE, ASSIGNMENT, BILL OF SALE and ASSUMPTION AGREEMENT (this "Agreement"), is entered into on February 14, 1997 between Enron Liquids Pipeline Company, a Delaware corporation ("ELPC"), and Enron Liquids Holding Corp., a Delaware corporation ("ELHC").

                                               W I T N E S S E T H:

         WHEREAS,   ELHC  and  Kinder Morgan, Inc. ("KMI"),   a  Delaware
corporation, have as of even date herewith entered into that certain Amended and Restated Purchase and Sale Agreement (the "Purchase Agreement"), providing, among other things, for the sale by ELHC of the issued and outstanding stock of ELPC to KMI;

         WHEREAS, pursuant to the Purchase Agreement, ELPC and ELHC are required to execute and deliver this Agreement in connection with the consummation of the transactions contemplated by the Purchase Agreement; and

         WHEREAS, any capitalized term used but not defined in this Agreement shall have the meaning ascribed to such term in the Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Conveyance and Assignment of Assets. ELPC hereby grants, conveys, assigns, transfers, bargains and delivers unto ELHC and its successors and assigns, all of ELPC's right, title and interest in and to the accounts receivable and all other current assets of ELPC together with copies of records maintained by ELPC pertaining to any of the foregoing assets, properties and rights described in this Paragraph 1 (collectively, the "Conveyed Assets") such grant, conveyance, assignment and transfer is made without recourse or any representations or warranties regarding the Conveyed Assets including, the condition, collectability and adequacy thereof.

         2. Subsequent Actions. ELPC hereby covenants to and with ELHC, its successors and assigns, to execute and deliver to ELHC, its successors and assigns, all such other and further instruments of conveyance, assignment and transfer, and all such notices, releases and other documents, that would more fully and specifically convey, assign, and transfer to and vest in ELHC, its successors and assigns, the title of ELPC in and to all and singular the Conveyed Assets hereby conveyed, assigned, and transferred, or intended to be conveyed, assigned or transferred. To the extent that, with respect to any of the Conveyed Assets, no assignment document other than this Agreement is executed, the parties intend that this Agreement constitutes the conveyance, transfer and assignment of such Conveyed Assets.

         3. ELHC Assumption. ELHC has and by these presents does hereby fully assume all liabilities, duties and obligations related to the Retained Liabilities.

         4. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS. ALL CLAIMS, DISPUTES OR CAUSES OF ACTION RELATING TO OR ARISING OUT OF THIS ASSIGNMENT SHALL BE BROUGHT, HEARD AND RESOLVED SOLELY AND EXCLUSIVELY BY AND IN A FEDERAL OR STATE COURT SITUATED IN HARRIS COUNTY, TEXAS.

         5. Conflict and Inconsistency; No Merger. To the extent any conflict or inconsistency exists between the provisions of this Agreement and the Purchase Agreement, the provisions of the Purchase Agreement shall be controlling. The terms and provisions of the Purchase Agreement (including, without limitation, the representations, warranties and covenants therein) shall not merge, be extinguished or otherwise affected by the delivery and execution of this Agreement or any other document delivered pursuant to Paragraph 2 of this Agreement.

     6. DISCLAIMER OF WARRANTIES. OTHER THAN AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT OR THIS AGREEMENT, ELHC ACKNOWLEDGES THAT ELPC HAS NOT MADE, AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (I) THE CONDITION OF CONVEYED ASSETS (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR (D) ENVIRONMENTAL CONDITION),
(II) INFRINGEMENT BY ELPC OF ANY PATENT OR PROPRIETARY RIGHT, AND (III) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ELHC BY OR ON BEHALF OF ELPC. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, ELHC and ELPC have executed this Agreement as of the day and year first above written.

                                                ENRON LIQUIDS HOLDING CORP.


                                                By:
                                                Name:
                                                Title:



                                                ENRON LIQUIDS PIPELINE COMPANY


                                                By:
                                                Name:
                                                Title:

                                     Disclosure Schedule
                                             for
                      Amended and Restated Purchase and Sale Agreement
                                 dated as of February 14, 1997
                                        by and among
                                 Enron Liquids Holding Corp.
                                          as Seller
                                             and
                                      Kinder Morgan, Inc.
                                          as Buyer



Section 4.1:  Organization and Good Standing of Seller and ELPC
Section 4.2:  Qualification
Section 4.3:  Capitalization of ELPC
Section 4.4:  Authorization of Agreement; No Violation; No Consents
Section 4.5:  Governmental Consents
Section 4.6:  Enforceability (No schedule required)
Section 4.7:  Balance Sheet
Section 4.8:  Absence of Changes
Section 4.9:  Contracts
Section 4.10:  Suits
Section 4.11:  Compliance with Laws (No schedule required)
Section 4.12:  Tax Matters
Section 4.13:  Condition of the Assets; Preferential Rights to Purchase
Section 4.14:  Employees and Employee Benefit Plans and Policies
               (No schedule required)
Section 4.15:  Employee Matters
Section 4.16:  Public Filings (No schedule required)
Section 4.17:  Brokers (No schedule required)
Section 4.18:  Suits Against the Partnerships



Although each item of disclosure set forth in this Disclosure Schedule specifically refers to the article and section of the Agreement to which such disclosure responds, it shall also be deemed to be disclosed with respect to any other article or section of the Agreement.

                                   Section 4.1

------------------------------------------------------------------------------

Officers and Directors of Enron Liquids Pipeline Company, a Delaware corporation

DIRECTORS:
     William V. Allison    Director
     Stanley C. Horton     Director
     William V. Morgan     Director
     Louis E. Potempa      Director
     Edmund P. Segner, III Director
     Darrell G. Warner     Director
     Perry M. Waughtal     Director


OFFICERS:
     Stanley C. Horton     Chairman of the Board
     William V. Allison    President
     E. G. Parks           Senior Vice President and
                              Controller
     Steven M. Brown       Vice President, Operations
     Angus H. Davis        Vice President, Communications and
                              Corporate Secretary
     Robert S. Herlin      Vice President
     Robert J. Hermann     Vice President, Tax
     William D. Gathman    Vice President, Finance and
                              Treasurer
     Thomas B. King        Vice President, Midwest Region
     Michael P. Moran      Vice President and General
                              Counsel
     Thomas P. Tosoni      Vice President, Finance, and
                              Assistant Secretary
     Curtis H. Wilker      Vice President, Gulf Coast
                              Region
     Kate B. Cole          Assistant Secretary
     Geneva H. Hiroms      Assistant Secretary
     Peggy B. Menchaca     Assistant Secretary

                                   Section 4.2

------------------------------------------------------------------------------

Qualification


                                      None

                                   Section 4.3

------------------------------------------------------------------------------

Capitalization of ELPC



Enron Liquids Pipeline Company

COMMON STOCK
Shares Authorized:      1,000,000
Shares Issued:          1,000,000
Shares Outstanding:     1,000,000

Owner of all outstanding shares:  Enron Liquids Holding Corp.

                                   Section 4.4

-------------------------------------------------------------------------------

Consents


1.   The Pipeage Agreement between Enron Liquids Pipeline
     Operating Limited Partnership  ("ELPOLP") and an
     Investor Shipper provides that the Investor Shipper will have the right to buy the Cypress Pipeline
     (which is owned by ELPOLP) at a price calculated pursuant to the Pipeage Agreement if there is a sale, transfer, conveyance or material change of ownership or control, direct or indirect, of all or substantially all of the stock of ELPOLP or ELPOLP's interest in Cypress Pipeline. The Investor Shipper advised Enron that it may have the right to purchase the pipeline as a result of the sale of ELPC.
     ELPOLP responded by letter dated October 14, 1996, in which, without acknowledging the existence of the right claimed by the Investor Shipper, as provided in the Pipeage Agreement, ELPOLP gave the Investor
     Shipper thirty (30) days from receipt of such letter to exercise any such right, should it exist. As of this date, the Investor Shipper has acknowledged in writing in an Amendment to the Pipeage Agreement that the time period has lapsed for it to exercise its right, if any, to acquire the Cypress Pipeline related to the sale of all of the stock of ELPC pursuant to this Agreement. Pursuant to the Amendment to the Pipeage Agreement and certain other ancillary agreements, the Investor Shipper and ELPOLP agreed to, among other things, make certain improvements to the Cypress Pipeline to increase throughput and the commitment by the Investor Shipper of the transportation through the Cypress Pipeline of certain minimum volumes of product (Ethane or E/P
     Mix) at an agreed upon rate that is in accordance with the FERC tariff then in force.

2.   Pursuant to Section 6.01(R) in that certain Loan
     Agreement dated effective May 24, 1995, by and between ELPOLP, as Borrower, and Bank One, Texas
     N.A., as Lender, the consent of the Lender must be obtained in order for any party that is not an Affiliate of Enron Corp. to be the general partner of the Borrower, such consent not to be unreasonably withheld.

3.   Pursuant to Section 2.20 of that certain Credit
     Agreement dated December 29, 1994,  between Enron
     Transportation Services, L.P., as Borrower, and First
     Union National Bank of North Carolina, as Lender, the Applicable Margin, as defined therein, shall be increased by 0.25% should Enron or a wholly-owned subsidiary of Enron cease to own a controlling interest in ELPC.

                                   Section 4.5

------------------------------------------------------------------------------

Governmental Consents


                                      None

                                   Section 4.7

------------------------------------------------------------------------------

Financial Statements


See Attachment No. 1 hereto.

ENRON LIQUIDS PIPELINE COMPANY
BALANCE SHEET
"AT SEPTEMBER 30, 1996"


                                  Historical         Adjustments  #         Pro Forma
   ASSETS
Current Assets
 Cash and Working Funds                    0                0                       0
 Temporary Cash Investments                0                0                       0
 Accounts Receivable
       - Assoc Co. Other           "(104,296)"       "104,296 "  1                  0
       - Assoc Co. Corp            "(677,538)"       "677,538 "  1                  0
       - Oper - Co 535                     0                0                       0
       - CAFCO                             0                0                       0
       - Other Trade              "1,943,688 "    "(1,943,688)"  2                  0
 Notes Receivable                          0                0                       0
 Inventories                               0                0                       0
 Material and Supplies                     0                0                       0
 Prepayments                        "155,182 "      "(155,182)"  2                  0
 Commod Exchange Receiv.                   0                0                       0
 Other                                     0                0                       0
  Total                           "1,317,036 "    "(1,317,036)"                     0

Investments and Other Assets
 Investment in Consol Co                   0                0                       0
 Investment in Unconsol Co        23,530,236 "              0             "23,530,236 "
 Other                                     0                0                       0
  Total                          "23,530,236 "              0             "23,530,236 "

Plant                                "76,713 "              0                 "76,713 "
 Accumulated Depreciation            "13,578 "              0                 "13,578 "
  Net Plant                          "63,135 "              0                 "63,135 "

Deferred Charges
 Severance/Relocation Charges              0                0                       0
 Other                              "325,275 "      "(325,275)"  3                  0
  Total                             "325,275 "      "(325,275)"                     0

  Total Assets                   "25,235,682 "    "(1,642,311)"           "23,593,371 "


LIABILITIES AND CAPITAL
Current Liabilities
 Accounts Payable
      - Assoc Co. Other                    0                0                       0
      - Assoc Co. Corp                     0                0                       0
      - Other Trade                 "127,389 "      "(127,389)"  2                  0
 Notes Payable                             0                0                       0
 Accrued Income Taxes                "80,766 "       "(80,766)"  2                  0
 Accrued Taxes - Other               "38,211 "        "12,979 "  2            "51,190 "
 Current Deferred Income Taxes             0                0                       0
 Accrued Interest                          0                0                       0
 Commod Exchange Payable                   0                0                       0
 Current Portion - LT Obligation           0                0                       0
 Other                                     0                0                       0
  Total                             "246,366 "      "(195,176)"               "51,190 "

Reserves and Deferred Credits
 Long-Term Deferred Income Taxes "28,718,979 "   "(28,718,979)"  3                  0
 Long-Term Obligation-Assoc Co.            0                0                       0
 Long-Term Obligation-Trade                0                0                       0
 Minority Interest                         0                0                       0
 Other                              "(78,000)"        "78,000 "  3                  0
  Total                          "28,640,979     "(28,640,979)"                     0

Capital
 Pay to/(Receiv from)-Corp      "(83,437,636)"    "83,437,636 "  1                  0
 Common Stock                    "10,000,000 "              0             "10,000,000 "
 Premium On Common Stock         "14,500,000 "   "(14,500,000)"  4                  0
 Retained Earnings               "55,285,973 "   "(41,743,792)" "1,2,3,4" "13,542,181 "
 Cumul Foreign Curr Transl Adj             0                0                       0
  Total                          "(3,651,663)"    "27,193,844 "           "23,542,181 "

  Total Liabilities and Capital  "25,235,682 "    "(1,642,311)"           "23,593,371 "

Note: Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted.


ENRON LIQUIDS PIPELINE COMPANY
ADJUSTMENTS TO BALANCE SHEET
AT SEPTEMBER 30, 1996


1   Eliminate Intercompany Receivable/Payable balances.

2   Eliminate Working Capital itmes (excluding Accrued Franchise Taxes).

3   Eliminate Deferred Charges, Deferred Credits, and Deferred Income Taxes.

4   Reclass Note Payable to Retained Earnings


Note: The Pro-Forma Balance Sheet does not reflect the sale of the Transferred LP Units.

                                   Section 4.8

-------------------------------------------------------------------------------

Absences of Changes


1.   Pursuant to Section 2.20 of that certain Credit
     Agreement dated December 29, 1994, between
     Enron Transportation Services, L.P., as Borrower, and
     First Union National Bank of North
     Carolina, as Lender, the Applicable Margin, as defined therein, shall be increased by 0.25% should Enron or a wholly-owned subsidiary of Enron cease to own a controlling interest in ELPC.



2. ELPC has entered into that certain Unit Purchase Agreement between First Union Investors, Inc. ("First Union") and ELPC dated as of February 14, 1997 providing for the sale by ELPC of the Transferred L.P. Units to First Union.

                                   Section 4.9

------------------------------------------------------------------------------

Contracts


1. Amended and Restated Agreement of Limited Partnership of Enron Liquids Pipeline, L.P., dated as of August 6, 1992, by and among Enron Liquids Pipeline Company, Enron Gas Production Company, and other persons, with First Amendment effective as of August 6, 1992, and Second Amendment effective as of September 30, 1993.

2. Amended and Restated Agreement of Limited Partnership of Enron Liquids Pipeline Operating Limited Partnership, dated as of August 6, 1992, by and among Enron Liquids Pipeline Company, Enron Liquids Pipeline, L.P. and other persons who become partners, with First Amendment effective as of August 6, 1992, and Second Amendment dated as of March 22, 1993, but effective as of August 6, 1992.

3. Omnibus Agreement by and among Enron Corp., Enron Liquids Pipeline, L.P., Enron Liquids Pipeline Operating Limited Partnership, and Enron Liquids Pipeline Company, with First Amendment dated as of September 30, 1993, and Second Amendment dated as of September 7, 1994.

4. Conveyance, Contribution and Assumption Agreement dated as of August 6, 1992, by and among Enron Corp., Enron Liquids Pipeline Company, Enron Gas Processing Company, Enron Gas Liquids, Inc., Enron Liquids Pipeline, L.P., Enron Liquids
Pipeline Operating Limited Partnership, and others, with First Amendment effective as of August 6, 1992.

5. Amended and Restated Agreement of Limited Partnership of Enron Transportation Services, L.P., dated as of September 30, 1993, by and among Enron Liquids Pipeline Company, Enron Liquids Pipeline, L.P., and others.

6. Agency Agreement dated July 19, 1995, by and between Enron Liquids Pipeline Company and Enron Liquid Fuel Company (the latter by change of name now known as Enron Liquid Services Corp.).

*7. Unit Purchase Agreement dated as of February 14, 1997 by and between Enron Liquids Pipeline Company and First Union Investors, Inc.

*8. Unit Registration Rights Agreement dated as of February 14, 1997 by and among Enron Liquids Pipeline, L.P., Enron Liquids Pipeline Company and First Union Investors, Inc.

The representations made in Section 4.9(b) of the Agreement are not made with respect to the items marked with an "*" above.

                                  Section 4.10

------------------------------------------------------------------------------


Litigation

The following litigation is included herein to the extent that it applies to ELPC as general partner of ELPLP, ELPOLP and/or ETS only. All matters listed below marked with an "*" will be retained by the Seller.

1. State of Illinois ex rel. Ryan et al. v. Enron Liquids Pipeline Company. Circuit Court for Grundy County, Illinois. Docket No. 95-CH-28. (Served November 2, 1995.) The Illinois EPA filed suit on September 13, 1995 against ELPC for civil penalties and an injunction for events growing out of a fire exactly one year earlier at ELPC's pipeline terminal at Morris, Ill. The incident occurred when a sphere containing natural gasoline overfilled and released the product, which ignited, causing fire and damage to ELPC's facilities, but no damage to other property. The lawsuit contains five counts: a) air pollution; b) public nuisance; c) common law public nuisance; d) water pollution, and e) creating a water pollution hazard.

     Counts one, four, and five seek civil damages in the amount of $50,000 for each count, plus $10,000 per day for any continuing violation, and an injunction against further violations. The nuisance counts ask for ELPC to be enjoined from further nuisance activities and to be required to comply with the fire safety recommendations. Count five also requests the court to order corrective action in the form of improving the natural gasoline containment area.

     On August 22, 1996, the Illinois Attorney General's office proposed a consent decree that would require ELPC to implement several fire safety and protection recommendations and pay a $100,000 civil penalty plus a $500/day penalty for missing certain remedial deadlines. On December 31, 1996, ELPC responded to the proposal, and negotiations with the OAG have started. ELPC earlier had filed an answer to the suit.

     In December, the U.S. Department of Transportation issued to ELPC a notice of probable violations (eight) of federal pipeline safety regulations and a proposed civil penalty of $90,000. DOT extended ELPC's time to respond from 30 days to 60 days.

*2. Robles v. Piper and others (including Enron Liquids Pipeline Company); Law No. 56878, District Court for Johnson County, Iowa (served August 20, 1996). This suit is a suit by the Administrator of the Robles estate against the Executor of the Piper estate and ten other defendants for damages of unspecified amount for death, injury, and loss of income that are asserted to have occurred in an alleged propane gas explosion in a restaurant in Fredonia, Iowa on September 17, 1994. Against ELPC, the plaintiff sets up three theories of recovery: negligence, breach of implied warranty of safety, and strict liability. ELPC has been impleaded, and its discovery is just commencing.

*3. Larry Bolton v. Enron Liquid Fuels, Inc., (properly Enron Liquids Pipeline Company); U.S. District Court (S.D., TX.) (Served 12-1-95) This former employee of Enron Liquids Pipeline Company has sued for compensatory and punitive damages, back pay, injunctive relief and attorney fees. He asserts that he was wrongfully terminated by ELPC on August 8, 1994 on the basis of race. An answer has been filed for ELPC. Trial is set for March 14, 1997.

*4. Edward L. Harp, et al. v. Warren Petroleum, et al. 344th Judicial District Court for Chambers County, Texas. Cause No. 9648. (Original Petition filed September 2, 1982) Class action suit seeking unspecified damages alleging that potential industrial accidents were a nuisance, land prices were depressed, and brine disposal caused property damage. This case was inactive from 1985 to 1995. In 1995, it was placed on a dismissal docket for want of prosecution. In 1996, plaintiffs' counsel entered an appearance and moved for referral to mediation, which was opposed by defendants and has not been ordered by the court. All defendants now have filed motions for summary judgment, based on the limitation of actions. A hearing on those motions is scheduled for January 31, 1997.

*5. Ripplemeyer v. Robles (and others, including ELPC), No. LACV057511, District Court for Johnson County, Iowa (served December 10 and 12, 1996). Ripplemeyer was the only survivor of the Fredonia explosion (in item 2, above). He has sued the estate of the restaurant owner, alleging negligence, as well as appliance and valve-control manufacturers, odorant manufacturers, retain propane dealers, and pipeline transporters on the theory that they failed to warn him of the danger of appliances.

     The three Kingsbury Inn cases, Robles, Ripplemeyer, and Piper, have been consolidated for discovery and trial. In Ripplemeyer, ELPC has moved for dismissal based on the fact that while the complaint was filed before the statute of limitations ran, service was not perfected until afterward, and that failure to attempt service violated Iowa procedural rules. The motion is scheduled for hearing on January 9, 1997.

*6. Piper v. Farmers Elevator & Exchange (and others, including ELPC); No. LACV057512, District Court of Johnson County, Iowa (served September 16, 1996). This odorization suit arose from the Fredonia, Iowa restaurant explosion on September 17, 1994. The plaintiffs are the widow and two children of Larry Piper, deceased owner of the restaurant, and his estate. It seeks damages of unstated amount for wrongful death and property damage from 12 defendants. As against ELPC, the complaint asserts theories of recovery including negligence, failure to warn, strict liability and failure to audit the safety programs of its customers.

*7. Ritterhouse v. Enron Liquids Pipeline Company, L.P. (sic), Enron Corp., and Enron Operations Company. Kansas Human Rights Commission, Case no. 20616-97W (served September 18, 1996). The complainant, an employee of ELPC, charges discrimination and harassment based on age and disability in violation of Kansas law, and ADEA and ADA. He also asserts that the company retaliated against him because of disability. According to the Kansas Human Rights Commission, the case will be handled by the EEOC.

                                  Section 4.12

------------------------------------------------------------------------------


                                   ELPC Group
                             1995 Income Tax Returns


Enron Liquids Pipeline Company
   Federal Income Tax Return:    Included in Enron Corp. & Subs Consolidated
                                  Federal Income Tax Return

   State Income Tax Returns:     Illinois  (Included in Unitary Return)
                                 Indiana
                                 Iowa (Included in Unitary Return)
                                 Kansas  (Included in Unitary Return)
                                 Louisiana
                                 Missouri
                                 Nebraska (Included in Unitary Return)
                                 New Mexico  (Included in Unitary Return)
                                 Texas (Franchise/Earned Surplus)

"Enron Liquids Pipeline, L.P."
    Federal Partnership
    Return of Income:            Prepared by Enron Liquids Pipeline Company

    State Partnership Return
    of Income Where Business
    is Conducted:                Illinois               Indiana
                                 Iowa                   Kansas
                                 Louisiana              Missouri
                                 Nebraska

    State Partnership Return
    of Income Where Partnership
    has Resident Partners:       Delaware               Florida
                                 Idaho                  Maine
                                 New York               Oregon
                                 Pennsylvania           Utah
                                 West Virginia

  Enron Liquids Operating
  Limited Partnership
     Federal Partnership
     Return of Income:           Prepared by Enron Liquids Pipeline Company

     State Partnership Return
     of Income:                  Illinois               Indiana
                                 Iowa                   Kansas
                                 Louisiana              Missouri
                                 Nebraska

"Enron Transportation
 Services, L.P."
     Federal Partnership
     Return of Income:           Prepared by Enron Liquids Pipeline Company

     State Partnership Return
     of Income:                  Illinois

Enron Natural Gas Liquids
Corporation
    Federal Income Tax Return:   Deconsolidated entity (owned by Operating
                                    Partnership)

    State Income Tax Returns:    Texas (Franchise/Earned Surplus)

Mont Belvieu Associates Partnership
    Federal Partnership
    Return of Income:            Prepared by Enron Natural Gas Liquids
                                    Corporation

                               ENRON LIQUIDS GROUP
                       FEDERAL AUDIT ACTIVITY FOR ENTITIES
                          IN THE PROPOSED TRANSACTION


                                            Statute
Company                   Tax Years        Expiration           Status

Enron Corp.
and Subsidiaries     All tax years          Expired        Closed for federal
                     prior to 12/31/91                      examinations


Enron Corp.
and Subsidiaries     1992-1994            1992: 9/30/97    Currently under
                                          1993: 9/15/97     federal examination;
                                          1994: 9/15/98    RAR not expected
                                                            until end of 1997
"Enron Liquids
Pipeline, L.P."             No federal examinations currently in progress


                                 ENRON LIQUIDS GROUP
                          STATE AUDIT ACTIVITY FOR ENTITIES
                             IN THE PROPOSED TRANSACTION


Company                           Tax Years        State        Statute Expiration           Status

Enron Liquids Pipeline Company    1992-1994      Louisiana           12/31/97                Field audit nearing conclusion


Enron Liquids Pipeline Company    1991-1993      Indiana             10/15/96                Just received no-charge assessment


Enron Liquids Pipeline Company    1990-1993      Nebraska                                    - estimated tax penalty and interest
                                                                                               assessment is $61,000

Enron Liquids Pipeline Operating  1993-96        Kansas                                      - a notice of intent to audit has been
Company                                                                                        filed by the State of Kansas

Enron Corp. and Subsidiaries     The following unitary states are in various stages of audit.
                                 No specific issues attributable to the liquids companies have been identified.

                                  1993 - 1984    Illinois            12/31/96                Finalizing settlement
                                  1985 - 1987    Illinois    Open until protest resolved     Finalizing amended returns
                                  1990 - 1991    Illinois    Open until protest resolved     Motion for Discovery pending
                                  1992 - 1983    Illinois            10/15/97                Pending 90-91 closure


                                  Section 4.13

------------------------------------------------------------------------------


Condition of Assets



As of even date herewith ELPC has entered into that certain Unit Purchase Agreement with First Union Investors, Inc. ("First Union") providng for the sale of the Transferred LP Units to First Union.

                       Section 4.15

-------------------------------------------------------------------------------

Part I

None


Part II

See Attachment No. 1 hereto.


Part III

The Central Pension Fund -- International Union of
Operating Engineers and Participating Employers, established in 1960.


Part IV

See Attachment No. 2 hereto.


Part V

None

                                ATTACHMENT NO. 1
                                       TO
                                  SECTION 4.15


=================================================================
|             ENRON BENEFIT AND COMPENSATION PLANS              |
|                  MLP EMPLOYEE PARTICIPATION                   |
=================================================================



(Note: Cora Terminal union employees do not participate in Enron's benefit compensation plans with the exception of the Enron Liquid Services Corp.
Divestiture Plan. The union employees participate in the union welfare and pension plans as provided and funded by negotiated contract. Cora Terminal non-union employees participate in Enron's benefit and compensation plans along with all other MLP employees.)



Benefit Plans                                  Compensation Programs

Employee Stock Option Program                  Skill Based Pay
Savings Plan                                   Merit Pay
Cash Balance Plan                              Variable Pay
Payroll Deducted Savings and Stock Purchase    Bonus Stock Options
Flexible Compensation Plan                     All-Employee Stock Options
o   "Flexdollars"                              Personal Best Award
o   Spending Accounts                          Executive Compensation
o   Medical Plan                               Executive Compensation
o   Dental Plan                                Bonus Deferral
o   Long Term Disability                       Club Membership
o   Employee Life Insurance                    Enron Liquid Services Corp.
o   Spouse Life Insurance                         Divestiture Plan
o Dependent  Child Life  Insurance
o Accident  Death &  Dismemberment  Insurance
Business Travel Accident  Insurance
Employee  Assistance  Program (EAP)
Service Awards
Sick Leave Pay Practice
Leaves Of Absence
Vacation
Holidays
Approved Time Off
Discontinued Child Day Care
Credit Union
Savings Bonds
Educational Assistance Program
Scholarship Program
Matching Gift Program
Workers' Compensation
Unemployment Compensation

                                Attachment No. 2
                                       to
                                  Section 4.15


YEAR                 RATE                      TOTAL CONTRIBUTION

1996 (1/1/96-9/30/96)$1.10/HR.                      $ 36,999.80


1995                 $1.00/HR. (1/1/95-8/31/95)
                     $1.10/HR. (9/1/95-12/31/95)    $ 44,208.35


1994                 $1.00/HR.                      $ 28,737.50


1993                 $1.00/HR.                      $ 17,284.70

                                  Section 4.18

--------------------------------------------------------------------------------


Suits Against the Partnerships

The following litigation is included herein to the extent that it applies to ELPLP, ELPOLP, ENGL and/or ETS only. All matters listed below marked with an "*" will be retained by the Seller.

1. State of Illinois ex rel. Ryan et al. v. Enron Liquids Pipeline Company. Circuit Court for Grundy County, Illinois. Docket No. 95-CH-28. (Served November 2, 1995.) The Illinois EPA filed suit on September 13, 1995 against ELPC for civil penalties and an injunction for events growing out of a fire exactly one year earlier at ELPC's pipeline terminal at Morris, Ill. The incident occurred when a sphere containing natural gasoline overfilled and released the product, which ignited, causing fire and damage to ELPC's facilities, but no damage to other property. The lawsuit contains five counts: a) air pollution; b) public nuisance; c) common law public nuisance; d) water pollution, and e) creating a water pollution hazard.

      Counts one, four, and five seek civil damages in the amount of $50,000 for each count, plus $10,000 per day for any continuing violation, and an injunction against further violations. The nuisance counts ask for ELPC to be enjoined from further nuisance activities and to be required to comply with the fire safety recommendations. Count five also requests the court to order corrective action in the form of improving the natural gasoline containment area.

      On August 22, 1996, the Illinois Attorney General's office proposed a consent decree that would require ELPC to implement several fire safety and protection recommendations and pay a $100,000 civil penalty plus a $500/day penalty for missing certain remedial deadlines. On December 31, 1996, ELPC responded to the proposal, and negotiations with the OAG have started. ELPC earlier had filed an answer to the suit.

      In December, the U.S. Department of Transportation issued to ELPC a notice of probable violations (eight) of federal pipeline safety regulations and a proposed civil penalty of $90,000. DOT extended ELPC's time to respond from 30 days to 60 days.

*2. Robles v. Piper and others (including Enron Liquids Pipeline Company); Law No. 56878, District Court for Johnson County, Iowa (served August 20, 1996). This suit is a suit by the Administrator of the Robles estate against the Executor of the Piper estate and ten other defendants for damages of unspecified amount for death, injury, and loss of income that are asserted to have occurred in an alleged propane gas explosion in a restaurant in Fredonia, Iowa on September 17, 1994. Against ELPC, the plaintiff sets up three theories of recovery: negligence, breach of implied warranty of safety, and strict liability. ELPC has been impleaded, and its discovery is just commencing.

*3. Larry Bolton v. Enron Liquid Fuels, Inc., (properly Enron Liquids Pipeline Company); U.S. District Court (S.D., TX.) (Served 12-1-95) This former employee of Enron Liquids Pipeline Company has sued for compensatory and punitive damages, back pay, injunctive relief and attorney fees. He asserts that he was wrongfully terminated by ELPC on August 8, 1994 on the basis of race. An answer has been filed for ELPC. Trial is set for March 14, 1997.

*4. Edward L. Harp, et al. v. Warren Petroleum, et al. 344th Judicial District Court for Chambers County, Texas. Cause No. 9648. (Original Petition filed September 2, 1982) Class action suit seeking unspecified damages alleging that potential industrial accidents were a nuisance, land prices were depressed, and brine disposal caused property damage. This case was inactive from 1985 to 1995. In 1995, it was placed on a dismissal docket for want of prosecution. In 1996, plaintiffs' counsel entered an appearance and moved for referral to mediation, which was opposed by defendants and has not been ordered by the court. All defendants now have filed motions for summary judgment, based on the limitation of actions. A hearing on those motions is scheduled for January 31, 1997.

*5. Ripplemeyer v. Robles (and others, including ELPC), No. LACV057511, District Court for Johnson County, Iowa (served December 10 and 12, 1996). Ripplemeyer was the only survivor of the Fredonia explosion (in item 2, above). He has sued the estate of the restaurant owner, alleging negligence, as well as appliance and valve-control manufacturers, odorant manufacturers, retain propane dealers, and pipeline transporters on the theory that they failed to warn him of the danger of appliances.

      The three Kingsbury Inn cases, Robles, Ripplemeyer, and Piper, have been consolidated for discovery and trial. In Ripplemeyer, ELPC has moved for dismissal based on the fact that while the complaint was filed before the statute of limitations ran, service was not perfected until afterward, and that failure to attempt service violated Iowa procedural rules. The motion is scheduled for hearing on January 9, 1997.

*6. Piper v. Farmers Elevator & Exchange (and others, including ELPC); No. LACV057512, District Court of Johnson County, Iowa (served September 16, 1996). This odorization suit arose from the Fredonia, Iowa restaurant explosion on September 17, 1994. The plaintiffs are the widow and two children of Larry Piper, deceased owner of the restaurant, and his estate. It seeks damages of unstated amount for wrongful death and property damage from 12 defendants. As against ELPC, the complaint asserts theories of recovery including negligence, failure to warn, strict liability and failure to audit the safety programs of its customers.

*7. Ritterhouse v. Enron Liquids Pipeline Company, L.P. (sic), Enron Corp., and Enron Operations Company. Kansas Human Rights Commission, Case no. 20616-97W (served September 18, 1996). The complainant, an employee of ELPC, charges discrimination and harassment based on age and disability in violation of Kansas law, and ADEA and ADA. He also asserts that the company retaliated against him because of disability. According to the Kansas Human Rights Commission, the case will be handled by the EEOC.

                                      Schedule 6.2(b)
                                  Changes in Operations
-------------------------------------------------------------------------------

                                           None

                                  Schedule 6.7
                                Computer Software


Excluded Software and Hardware


1.    ENRON Financial System
      This consists of all software and hardware components that make up the Enron Financial System environment including but not limited to the Dun & Bradstreet Software and the Oracle Purchasing Software.

2.    Environmental Management Information System (EMIS)

3. Envision - Document Imaging & Storage System This consists of all software and hardware components that make up Envision including but not limited to the FileNet Software and the HP Unix server.

4.    FERA - Cathodic Protection
      This  consists  of  the  FERA  AS3,   CISurvey,   and  PLSurvey   software
      applications at all ELPC General Partner locations.

5.    ENRON Corp. Mainframe and Print Center Environments
      This includes but is not limited to the IBM 3090 computers, peripheral hardware, operating system software, language compilers, database management software, fourth generation languages, security software, utilities, printers, paper and supplies, LANs, data communications hardware and software, and application system software.

6.    ENRON OTS VAX Environment
      This includes but is not limited to OTS DEC VAX computers, peripheral hardware, operating system software, language compilers, database management software, fourth generation languages, security software, and utilities.

7.    ELSC Houston PC LAN Environment
      This includes but is not limited to the "NGL" LAN server which is a Compaq
      Proliant 2000, the "ELSC-2" LAN server which is a Compaq Proliant 1500, the
      "RESENG" LAN server which is a Compaq SYSTEMPRO/LT, the Storage
      Dimensions tape backup hardware, other peripheral hardware, network printers, network operating system software, and various networked software applications.

                                  Schedule 6.10

                               Employment Matters




                                                           AVERAGE
NUMBER OF EMPLOYEES                                        SALARY

Available        13                                      $73,000
Company         128                                      $45,000
                ---

Total           141                                      $48,000



                                                   AVERAGE SALARY
EMPLOYEES PER FUNCTION                              PER FUNCTION

AVAILABLE
BUSINESS DEVELOPMENT                          4        $87,000
MARKETING                                     1       $109,000
ACCOUNTING                                    6        $52,000
ENGINEERING                                   1       $110,000
SAFETY & COMPLIANCE                           1        $64,000

COMPANY
PIPELINE CONTROLLER (DISPATCHERS)            13        $50,000
FACILITY MANAGEMENT                          16        $58,000
CLERICAL                                      2        $33,000
ENGINEERING                                   1        $68,000
OPERATIONS & MAINTENANCE                     74        $45,000
CORA TERMINAL-UNION EMPLOYEES                22        $31,000
                                            ---

                                            141



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